SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549


                               FORM 8-K

                            CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act
                                of 1934




Date of Report
(Date of earliest event reported):   June 26, 1998
                                   -----------------


                            SEMPRA ENERGY
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       (Exact name of registrant as specified in its charter)


CALIFORNIA                      1-14201                    33-0732627
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(State of incorporation      (Commission             (I.R.S. Employer
or organization)             File Number)          Identification No.


101 ASH STREET, SAN DIEGO, CALIFORNIA                           92101
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(Address of principal executive offices)                   (Zip Code)


                                                       (619) 696-2000
Registrant's telephone number, including area code-------------------

                         MINERAL ENERGY COMPANY
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   (Former name or former address, if changed since last report.)

                                   FORM 8-K

Item 2.  Acquisition or Disposition of Assets

Sempra Energy, on June 26, 1998, acquired all of the outstanding
Common Stock of Pacific Enterprises and Enova Corporation in a tax-free reorganization accounted for as a pooling of interests for financial reporting purposes.

The acquisition was effected in connection with a business combination of Pacific Enterprises and Enova Corporation. Sempra Energy was formed to serve as a holding company for the two corporations in connection with the combination and has not conducted any business activities other than those incidental to the combination.

The business combination was approved by the respective shareholders of Pacific Enterprises and Enova Corporation on March 11, 1997 and was effected on June 26, 1998 following the receipt of requisite regulatory approvals. In the combination each of the 83,917,664 outstanding shares of Pacific Enterprises Common Stock was converted into 1.5038 shares of Sempra Energy Common Stock and each of the 113,614,942 outstanding shares of Enova Corporation Common Stock was converted into one share of Sempra Energy Common Stock. Shares of Sempra Energy Common Stock are traded on the New York and Pacific Stock Exchanges under the trading symbol SRE.

For a more complete description of the business combination and related information, reference is made to the Joint Proxy
Statement/Prospectus of Pacific Enterprises and Enova Corporation dated February 7, 1997, included as part of the Registration
Statement on Form S-4 (Registration No. 333-21229) of Sempra Energy (then named Mineral Energy Corporation).

Pacific Enterprises and Enova Corporation are energy services holding companies whose respective principal subsidiaries are Southern California Gas Company and San Diego Gas & Electric Company. For information regarding the business and operations of Pacific Enterprises and Enova Corporation reference is made to their respective Annual Reports on Form 10-K for the year ended December 31, 1997 and their respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 1998.


Board of Directors

Sempra Energy's Board of Directors consists of sixteen members, eight of whom were directors of Pacific Enterprises and eight of whom were directors of Enova Corporation at the time of the business combination. The board is divided into three approximately equal classes with terms expiring over a staggered three-year period.

The names and additional information regarding each of Sempra
Energy's sixteen directors is set forth below. Years of service as a director include service with Pacific Enterprises, Enova
Corporation and San Diego Gas & Electric Company.



               Class I (Terms Expiring in 1999)

Hyla. H. Bertea, 58, has been a director since 1988. Mrs. Bertea is a realtor with Prudential California.

Committees:    Compensation                     Sempra Energy
               Corporate Governance (Chair)     Shares: 9,805

Ann Burr, 51, has been a director since 1994. Ms. Burr is President of Time Warner Communications in Rochester, New York.

Committees:    Audit                            Sempra Energy
               Corporate Governance             Shares: 2,200

Richard A. Collato, 54, has been a director since 1994. Mr. Collato is President and Chief Executive Officer of the YMCA of San Diego
County.

Committees:    Audit (Chair)                    Sempra Energy
               Finance                          Shares: 3,790

Daniel W. Derbes, 68, has been a director since 1983. Mr. Derbes is President of Signal Ventures. He is also a director of Oak
Industries, Inc. and WD-40 Co.

Committees:    Corporate Governance             Sempra Energy
               Finance (Chair)                  Shares: 5,232

Ignacio E. Lozano, Jr., 71, has been a director since 1978.
Mr. Lozano is Chairman of the Board of La Opinion. He is also a director of The Walt Disney Company and Pacific Mutual Life
Insurance Company.

Committees:    Compensation                     Sempra Energy
               Executive                        Shares: 2,209

             Class II (Terms Expiring in 2000)

Herbert L. Carter, 65, has been a director since 1991. Dr. Carter is Executive Vice Chancellor Emeritus and Trustee Professor of Public Administration of the California State University System. He is also a director of Golden State Mutual Insurance Company.

Committee:     Executive                        Sempra Energy
               Public Policy (Chair)            Shares: 1,492

Wilford D. Godbold, Jr., 60, has been a director since 1990.
Mr. Godbold is President and Chief Executive Officer of ZERO
Corporation.  He is also a director of Santa Fe Pacific Pipelines,
Inc.

Committees:    Audit                            Sempra Energy
               Finance                          Shares: 3,006

Robert H. Goldsmith, 68, has been a director since 1992.
Mr. Goldsmith is a Management Consultant.

Committees:    Audit                            Sempra Energy
               Corporate Governance             Shares: 2,297

William D. Jones, 43, has been a director since 1994. Mr. Jones is President and Chief Executive Officer of CityLink Investment
Corporation.  He is also a director of The Price Real Estate
Investment Trust.

Committees:    Finance                          Sempra Energy
               Public Policy                    Shares: 1,771

Ralph R. Ocampo, 67, has been a director since 1983. Mr. Ocampo is a San Diego physician and surgeon.

Committees:    Compensation                     Sempra Energy
               Public Policy                    Shares: 14,469

William G. Ouchi, 55, became a director in 1998.  Dr. Ouchi is a
Vice Dean and Faculty Director of Executive Education Programs and Professor of Management in the Anderson Graduate School of
Management at UCLA.  He is also co-chair of the UCLA School
Management Program. He is also a director of Allegheny-Teledyne and First Federal Bank of California.

Committees:    Audit                            Sempra Energy
               Public Policy                    Shares: 10,000

             Class III (Terms Expiring in 2001)

Stephen L. Baum, 57, has been a director since 1996.  Mr. Baum is
Vice Chairman of the Board, President and Chief Operating Officer of Sempra Energy. He is also a director of Wright Strategies, Inc.

Committee:     Executive                        Sempra Energy
                                                Shares: 70,781<F1>

Richard D. Farman, 62, has been a director since 1992. Mr. Farman is Chairman of the Board and Chief Executive Officer of Sempra
Energy. He is also a director of Union Bank, Sentinel Group Funds, Inc. and Catellus Development Corporation.

Committee:     Executive (Chair)                Sempra Energy
                                                Shares: 479,179<F2>

Richard J. Stegemeier, 70, has been a director since 1995.
Mr. Stegemeier is Chairman Emeritus of the Board of Unocal
Corporation. He is also a director of Foundation Health Systems, Inc.; Halliburton Company; Montgomery Watson, Inc.; Northrop
Grumman Corporation; and Wells Fargo Bank.

Committees:    Compensation (Chair)             Sempra Energy
               Corporate Governance             Shares: 1,503

Thomas C. Stickel, 49, has been a director since 1994. Mr. Stickel is Chairman and Chief Executive Officer of University Venture
Network.  He is also a director of Onyx Acceptance Corporation;
Blue Shield of California; O'Connor R.P.T.; and Scripps
International, Inc.

Committees:    Compensation                     Sempra Energy
               Executive                        Shares: 1,995

Diana L. Walker, 57, has been a director since 1989. Mrs. Walker is a partner in the law firm of O'Melveny & Myers LLP, which, among other firms, provides legal services to Southern California Gas Company.

Committees:    Audit                            Sempra Energy
               Finance                          Shares: 862


Executive Officers

The executive officers of Sempra Energy are as follows:

Name                        Age               Position
----------------------     -----           --------------

Richard D. Farman            62      Chairman of the Board and
                                     Chief Executive Officer

Stephen L. Baum              57      Vice Chairman, President and
                                     Chief Operating Officer

Donald E. Felsinger          50      Group President -
                                     Non-regulated Business Units

Warren I. Mitchell           61      Group President - Regulated
                                     Business Units

John R. Light                57      Executive Vice President and
                                     General Counsel

Neal E. Schmale              51      Executive Vice President and
                                     Chief Financial Officer

Edwin A. Guiles              48      President of San Diego
                                     Gas & Electric Company

Debra L. Reed                42      Senior Vice President of
                                     Southern California Gas
                                     Company and President of
                                     Energy Distribution Services

Lee M. Stewart               52      Senior Vice President of
                                     Southern California Gas
                                     Company and President of
                                     Energy Transmission Services

Frederick E. John            52      Senior Vice President -
                                     External Affairs

Margot A. Kyd                44      Senior Vice President and
                                     Chief Administrative Officer

G. Joyce Rowland             43      Senior Vice President -
                                     Human Resources

Frank H. Ault                54      Vice President and Controller

All of Sempra Energy's executive officers have been employed by Pacific Enterprises or Enova Corporation or their respective subsidiaries in management positions for more than five years except for Messrs. Light and Schmale. Before joining Enova Corporation in 1998, Mr. Light was a partner in the law firm of Latham and Watkins. Before joining Pacific Enterprises in 1997, Mr. Schmale was President of the Petroleum Products and Chemicals Divisions of Unocal Corporation (1992-1994) and Chief Financial Officer of Unocal Corporation (1994-1997).


<F1> Includes 34,150 shares of restricted common stock.

<F2> Includes 449,635 shares issuable upon exercise of employee stock options currently exercisable or becoming exercisable prior to September 30, 1998.

Item 7.  Financial Statements and Exhibits

         (a)  Financial statements of businesses acquired

              1. Pacific Enterprises 1997 Annual Report on Form
                 10-K filed under Commission File Number 1-00040 on March 26, 1998 incorporated by reference herein.

              2. Enova Corporation 1997 Annual Report on Form 10-K
                 filed under Commission File Number 1-11439 on
                 February 27, 1998 incorporated by reference herein.

              3. Pacific Enterprises Quarterly Report on Form 10-Q
                 for the three months ended March 31, 1998 filed under Commission File Number 1-00040 on
                 May 11, 1998 incorporated by reference herein.

              4. Enova Corporation Quarterly Report on Form 10-Q
                 for the three months ended March 31, 1998 filed under Commission File Number 1-11439 on
                 May 7, 1998 incorporated by reference herein.

         (b)  Sempra Energy

              - For the Year Ended December 31, 1997:

              1. Management's Discussion and Analysis of Financial
                 Condition and Results of Operations.
              2. Supplemental Selected Financial Data.
              3. Supplemental Statements of Consolidated Income for
                 the years ended December 31, 1997, 1996 and 1995.
              4. Supplemental Consolidated Balance Sheets at
                 December 31, 1997 and 1996.
              5. Supplemental Statements of Consolidated Cash Flows
                 for the years ended December 31, 1997, 1996 and 1995.
              6. Supplemental Statements of Consolidated Changes in
                 Shareholders' Equity for the years ended December 31, 1997, 1996 and 1995.
              7. Supplemental Statements of Consolidated Financial
                 Information by Segments of Business for the years ended December 31, 1997, 1996 and 1995.
              8. Report of Independent Accountants.
              9. Notes to Supplemental Consolidated Financial
                 Statements.

              - For the Three Months Ended March 31, 1998:

              1. Management's Discussion and Analysis of Financial
                 Condition and Results of Operations.
              2. Supplemental Statements of Consolidated Income
                 (unaudited) for the three months ended
                 March 31, 1998 and 1997.
              3. Supplemental Consolidated Balance Sheets at
                 March 31, 1998 (unaudited) and December 31, 1997.
              4. Supplemental Statements of Consolidated Cash Flows
                 (unaudited) for the three months ended March 31,
                 1998 and 1997.
              5. Notes to Supplemental Consolidated Financial
                 Statements (unaudited).

              - Independent Auditors' Consent.

         (c)  Exhibits

          2. Agreement and Plan of Merger and Reorganization dated as of October 12, 1996 and as amended January 13, 1997 among Enova Corporation, Pacific Enterprises, Sempra Energy (then named Mineral Energy Company), G Mineral Energy Sub and B Mineral Energy Sub (filed as Annex A to the Joint Proxy Statement/Prospectus dated February 7, 1997 included in the Registration Statement on Form S-4 Registration Statement No. 333-21229) of Sempra Energy (then named Mineral Energy Company) and incorporated hereby by reference).

                              SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    SEMPRA ENERGY
                                           (Registrant)


Date: June 30, 1998                 By: /s/ F.H. Ault
      ----------------                 ---------------------------
                                        F.H. AULT
                                        Vice President and Controller



SEMPRA ENERGY
FOR THE YEAR ENDED DECEMBER 31, 1997.

ITEM 7.  Management's Discussion and Analysis of Financial
Condition and Results of Operations

Introduction
This section includes management's analysis of operating results from 1995 through 1997, and is intended to provide additional information about the capital resources, liquidity and financial performance of Sempra Energy (the Company). This section also focuses on the major factors expected to influence future operating results and discusses investment and financing plans. Management's discussion and analysis should be read in conjunction with the supplemental consolidated financial statements included in this Current Report on Form 8-K.

The Company is a California-based Fortune 500 energy-services company whose primary subsidiaries are San Diego Gas & Electric (SDG&E), which provides electric and gas service to San Diego and southern Orange Counties, and Southern California Gas Company (SoCalGas), the nation's largest natural-gas distribution utility, serving 4.8 million meters throughout most of southern California and part of central California. Together, the two utilities serve approximately 6 million customers. Sempra Energy Trading Corp. (formerly AIG Trading Corporation) is engaged in the wholesale
trading and marketing of natural gas, power and oil.   Sempra
Energy Solutions (formerly Energy Pacific), is engaged in the buying and selling of natural gas for large users, integrated energy management services targeted at large governmental and commercial facilities, and consumer market products and services. Enova Financial invests in limited partnerships representing 1,200 affordable-housing properties throughout the United States.
Through other subsidiaries the Company owns and operates interstate and offshore natural gas pipelines and centralized heating and cooling for large building complexes, and is involved in domestic and international energy-utility operations, non-utility electric generation and other energy-related products and services.

Business Combinations
On March 26, 1998, the California Public Utilities Commission
(CPUC) approved the combination of SoCalGas' parent, Pacific Enterprises (PE) and SDG&E's parent, Enova Corporation (Enova.)
The decision determined that savings from synergies and cost avoidances be shared between customers and shareholders over a five-year period, for a total net savings of approximately $340 million.
    In its decision, the CPUC found that the combination satisfied the key criteria that it will benefit the state and local economies and customers, maintain or improve the financial condition of the utilities and the quality of management, and be fair to employees and shareholders. Elements of the CPUC decision include:

  Divestiture by SDG&E of its gas-fired generation units, which is already in progress, and sale by September 1, 1998 of SoCalGas' options to purchase the California portions of the Kern River and Mojave Pipeline gas transmission facilities. These options are not exercisable until the year 2012.

  Acknowledgment that the combination will have no significant effect on the environment under the California Environmental
  Quality Act.

  Inclusion in the calculation of $340 million of total net savings of $148 million in costs to achieve the merger, rather than the $202 million originally sought by the companies. The difference relates to transaction costs for investment bankers, employee retention and communications.

    In June 1998, final regulatory approvals were received from the Federal Energy Regulatory Commission (FERC) and the Security Exchange Commission (SEC). The FERC approved the combination subject to conditions that the combined company will not unfairly use any potential market power regarding natural-gas transportation to gas-fired electric-generation plants. In addition, the FERC required that the Company adopt specific remedial measures to alleviate the market power concerns and that the CPUC commit to the enforcement of these measures. The FERC also specifically noted that the divestiture of SDG&E's natural-gas-fired generation plants would eliminate any concerns about vertical market power arising from transactions between SDG&E and SoCalGas.
    The combination, effective June 26, 1998, resulted in PE and Enova becoming subsidiaries of the Company. The holders of common stock of each company became the holders of the Company's common stock. PE's common shareholders received 1.5038 shares of the Company's common stock for each share of PE common stock, and Enova common shareholders received one share of the Company's common stock for each share of Enova common stock. The preferred stock of PE, SoCalGas and SDG&E remains outstanding. The combination was approved by the shareholders of both companies on March 11, 1997 and is a tax-free transaction accounted for as a pooling of interests. Combined operations will commence in July 1998.
    In December 1997, PE and Enova jointly acquired Sempra Energy Trading Corp., a natural-gas and power marketing firm with 90 employees headquartered in Greenwich, Connecticut. The total cost of the acquisition was approximately $225 million.
    In January 1998, Sempra Energy Solutions, then a joint venture of PE and Enova, acquired CES/Way International, the largest independent U.S. company providing energy-service performance contracting. CES/Way International has 125 employees and is headquartered in Houston, Texas. The total cost of the acquisition was less than $100 million.
    Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests methods in financial statements that do not include the period during which consummation occurred. The supplemental consolidated financial statements do not extend through the date of consummation of the business combination; however, they will become the historical consolidated financial statements of the Company and its subsidiaries when financial statements covering the date of consummation of the business combination are issued.

Capital Resources and Liquidity
The Company's utility operations continue to be a major source of liquidity. In addition, working capital requirements are met primarily through the issuance of short-term and long-term debt. Cash requirements include capital investments in the utility operations. Nonutility cash requirements include investments in Sempra Energy Solutions, CES/Way International, and other domestic and international ventures.
    Additional information on sources and uses of cash during the last three years is summarized in the following condensed statement of cash flows:

Sources and (Uses) of Cash
                                         Year Ended December 31,
(Dollars in millions)                   1997        1996      1995
-------------------------------------------------------------------
Operating Activities                  $  918     $ 1,164   $ 1,305
                                 ----------------------------------
Investing Activities:
  Capital Expenditures                  (397)       (413)     (461)
  Acquisition of Sempra Energy Trading  (206)         --        --
  Other                                    1        (101)      (11)
                                  ---------------------------------
      Total Investing Activities        (602)       (514)     (472)
                                 ----------------------------------
Financing Activities:
  Long-Term Debt                         382        (155)     (248)
  Short-Term Debt                         92          29      (133)
  Issuance of Common Stock                17           8         6
  Repurchase of Common Stock            (122)        (24)       --
  Redemption of Preferred Stock           --        (225)      (30)
  Dividends on Common Stock             (301)       (300)     (293)
                                 ----------------------------------
      Total Financing Activities          68        (667)     (698)
                                 ----------------------------------
Increase (Decrease) in Cash
      and Cash Equivalents            $  384     $   (17)  $   135
-------------------------------------------------------------------

Cash Flows from Operating Activities
The decrease in cash flow from operating activities to $918 million in 1997 from $1,164 million in 1996 was primarily due to greater working capital requirements, for gas sales at SoCalGas in 1997. This was caused by gas costs being higher than amounts collected in rates, resulting in undercollected regulatory balancing accounts at year-end 1997. The cash flow from electric operations for 1997 was consistent with results from 1996.
    Cash flow from operating activities decreased to $1,164 million in 1996 from $1,305 million in 1995. The decrease was primarily due to lower noncore gas revenues, lower amounts received from undercollected regulatory balancing accounts in both gas and electric operations, and higher income-tax payments resulting from settlements with the Internal Revenue Service, partially offset by other nonrecurring favorable settlements.

Cash Flows from Investing Activities
Capital expenditures
Capital expenditures primarily represent investment in utility operations. Capital expenditures were $16 million lower in 1997 than in 1996 due to changes in the scope and timing of several major capital projects primarily related to information systems.
    Capital expenditures for 1996 were $48 million lower than in 1995, primarily due to the completion of various major projects in 1996 and 1995.
    Payments to the nuclear-decommissioning trusts are expected to continue until San Onofre Nuclear Generating Station (SONGS) is decommissioned, which is not expected to occur before 2013. Although Unit 1 was permanently shut down in 1992, it is scheduled to be decommissioned concurrently with Units 2 and 3. However, this will depend on the outcome of the proposed sale of SDG&E's electric-generating assets, including its interest in SONGS.
    Capital expenditures are estimated to be $442 million in 1998. They will be financed primarily by internally generated funds and will largely represent investment in utility operations. The level of expenditures in the next few years will depend heavily on the impacts of electric industry restructuring and the sale of SDG&E's Encina and South Bay power plants and other electric-generating assets, as well as the timing and extent of expenditures to comply with environmental requirements.

Investments
As previously discussed, in December 1997, PE and Enova jointly acquired Sempra Energy Trading Corp.
    Investments in 1996 include the acquisition of a 12.5% interest in two utility holding companies that control natural gas distribution utilities in Argentina for $48.5 million.
    In September 1997, Sempra Energy Solutions formed a joint venture with Bangor Hydro to build, own and operate a $40 million natural-gas distribution system in Bangor, Maine. In addition, in December 1997 Sempra Energy Solutions signed a partnership agreement with Frontier Utilities to build and operate a $55 million natural-gas distribution system in North Carolina.
    In December 1997, Sempra Energy Resources and Houston Industries Power Generation formed El Dorado Energy, a joint venture to build, own and operate a natural-gas power plant in Boulder City, Nevada. The Company invested $2.3 million in El Dorado Energy in 1997 and expects to invest an additional $37 million in 1998 and $17 in 1999.
    Sempra Energy's level of investments in the next few years will depend primarily on the activities of its subsidiaries other than SoCalGas and SDG&E, including Sempra Energy Solutions, and domestic and international investments in natural-gas distribution projects.

Cash Flows from Financing Activities
Cash flow used for financing activities decreased $735 million in 1997 compared to 1996, primarily due to the issuance of Rate Reduction Bonds at SDG&E, lower repayments of long-term debt and the redemption of PE's preferred stock in 1996, partially offset by the redemption of common stock in 1997.
    Cash flow used for financing activities decreased $31 million in 1996 compared to 1995, primarily due to a decrease in long- and short-term debt repayments, partially offset by the redemption of preferred stock and the repurchase of common stock.

Long-Term Debt
In 1997 cash was used for the repayment of $96 million of debt issued to finance the Comprehensive Settlement (see Note 5 of the notes to supplemental consolidated financial statements) and repayment of $252 million of First Mortgage Bonds. This was partially offset by the issuance of $120 million in Medium Term Notes and short-term borrowings used to finance working capital requirements at SoCalGas.
    In December 1997, $658 million of Rate Reduction Bonds were issued on SDG&E's behalf at an average interest rate of 6.26 percent. A portion of the bond proceeds was used to retire $14.9 million of variable-rate, taxable Industrial Development Bonds
(IDBs) in January 1998. Additional retirements are planned. Additional information concerning the Rate Reduction Bonds is provided below under "Electric Industry Restructuring."
    SDG&E has $83 million of temporary investments that will be maintained into the future to offset a like amount of long-term debt. The specific debt series being offset consists of variable-rate IDBs. The CPUC has approved specific ratemaking treatment which allows SDG&E to offset IDBs as long as there is at least a like amount of temporary investments. If and when SDG&E requires all or a portion of the $83 million of IDBs to meet future needs for long-term debt, such as to finance new construction, the amount of investments which are being maintained will be reduced below $83 million and the level of IDBs being offset will be reduced by the same amount.
    In 1996 cash at SoCalGas was used for a $67 million redemption of Swiss Franc Bonds and repayment of $79 million of debt issued to finance the Comprehensive Settlement. This was partially offset by cash provided from the issuance of $75 million in Medium Term Notes. SDG&E issued $229 million in bonds to retire previously issued bonds of $255 million. In addition, other subsidiaries repaid $29 million on long-term debt in the normal course of business.

Stock Purchases and Redemption
During 1997 and 1996, common stock equivalent to 5.4 million and
1.4 million shares, respectively, of Sempra Energy common stock was repurchased.
    In 1996 PE redeemed $210 million of variable-rate remarketed preferred stocks, of which $100 million was issued by SoCalGas. In 1995, $30 million of preferred stock was redeemed.
    On February 2, 1998, SoCalGas redeemed all outstanding shares of its 7 3/4% Series Preferred Stock at a cost of $25.09 per share, or $75.3 million including accrued dividends.

Dividends
Common stock dividends in 1997, 1996 and 1995 amounted to approximately $300 million each year.

Capitalization
The debt to capitalization ratio was 54% at year-end 1997, up from 50% in 1996. The increase was due to the issuance of SDG&E's Rate Reduction Bonds.
    The debt to capitalization ratio decreased to 50% in 1996 from 52% in 1995 due to the repayment of debt.

Cash and Cash Equivalents
Cash and cash equivalents were $814 million at December 31, 1997. This cash is available for investment in energy-related domestic and international projects, the retirement of debt, and other corporate purposes.
    The Company anticipates that cash required in 1998 for capital expenditures, dividends, debt payments and merger-related costs will be provided by cash generated from operating activities and existing cash balances.
    In addition to cash from ongoing operations the Company has credit agreements that permit term borrowing of up to $1.3 billion, of which none is outstanding. For further discussion, see Note 5 of the notes to supplemental consolidated financial statements.

Results of Operations

1997 Compared to 1996
Net income for 1997 increased to $432 million, or $1.83 per share of common stock, compared to net income of $427 million, or $1.77 per share, in 1996. The increase in net income per share is due primarily to the repurchases of common stock, which caused the weighted average number of shares of common stock outstanding to decrease 2% in 1997. The increase in net income is primarily due to increased net income from utility operations partially offset by costs related to the business combination and the start up of unregulated operations. Numerous offsetting factors affected the comparison of the utilities' net income in the two years: lower than authorized operating and maintenance expenses, performance awards at SDG&E, increased throughput of natural gas to utility electric generation (UEG) customers, lower authorized margins, the implementation of performance-based ratemaking at SoCalGas, and favorable litigation settlements in 1996.
    Book value per share increased to $12.56 from $12.21, due to net income earned in 1997, net of common dividends and the stock repurchases.

1996 Compared to 1995
Net income for 1996 increased to $427 million, or $1.77 per share of common stock, compared to net income of $401 million, or $1.67 per share in 1995.
    The increase in net income per share is due to repurchases of common stock and the increase in net income. The increase in net income is due to numerous, partially offsetting factors, including performance awards, lower than authorized operating and maintenance expenses, reduced interest expense, the favorable litigation settlements, reductions in authorized rates of return, costs of the business combination, and increases in certain administrative and general expenses.
    Book value per share increased to $12.21 in 1996 from $11.70 in 1995. The increase primarily was due to net income earned in 1996, net of common dividends.

Utility Operations

To understand the operations and financial results of SoCalGas and SDG&E operations, it is important to understand the ratemaking procedures that SoCalGas and SDG&E follow.
    SoCalGas and SDG&E are regulated by the CPUC. It is the responsibility of the CPUC to determine that utilities operate in the best interest of their customers and have the opportunity to earn a reasonable return on investment. In response to utility-industry restructuring, SoCalGas and SDG&E have received approval from the CPUC for performance-based regulation (PBR).
    PBR replaces the general rate case (GRC) procedure and certain other regulatory proceedings. Under ratemaking procedures in effect prior to PBR, SoCalGas and SDG&E typically filed a GRC with the CPUC every three years. In a GRC, the CPUC establishes a base margin, which is the amount of revenue to be collected from customers to recover authorized operating expenses (other than the cost of fuel, natural gas and purchased power), depreciation, taxes and return on rate base.
    Under PBR, regulators allow income potential to be tied to achieving or exceeding specific performance and productivity measures, rather than relying solely on expanding utility rate base in a market where a utility already has a highly developed infrastructure. See additional discussion of PBR in Note 13 of the notes to supplemental consolidated financial statements.
    In September 1996 the state of California enacted a law restructuring California's electric-utility industry. The legislation adopts the December 1995 CPUC policy decision restructuring the industry to stimulate competition and reduce rates. Beginning on March 31, 1998, customers may buy their electricity through a power exchange that obtains power from qualifying facilities, nuclear units and, lastly, from the lowest-bidding suppliers. The power exchange serves as a wholesale power pool allowing all energy producers to participate competitively. See additional discussion of electric-industry restructuring in
Note 13 of the notes to supplemental consolidated financial statements.



1995-1997 Financial Results
Key financial data for utility operations are highlighted in the following table:

                                          Year Ended December 31,
(Dollars in millions)                   1997        1996       1995
-------------------------------------------------------------------
Operating revenues:
    Gas                              $ 2,964     $ 2,710    $ 2,542
    Electric                         $ 1,769     $ 1,591    $ 1,504
Cost of gas                          $ 1,168     $   958    $   747
Purchased power                      $   441     $   311    $   342
Operating expenses                   $ 1,190     $ 1,197    $ 1,225
Income from operations               $ 1,038     $   949    $   951
-------------------------------------------------------------------




The table below summarizes the components of utility gas and electric volumes and revenues by customer class for the past three years.

Gas Sales, Transportation & Exchange
(Dollars in millions, volumes in billion cubic feet)

                         Gas Sales     Transportation & Exchange      Total
                   ---------------------------------------------------------------
                   Throughput  Revenue   	Throughput  Revenue   Throughput  Revenue
                   ---------------------------------------------------------------
1997:
 Residential            268   $1,957           3     $ 10          271   $1,967
 Commercial/Industrial  102      617         332      273          434      890
 Utility Generation      49       14         158       76          207       90
 Wholesale                                    18       12           18       12
                 --------------------------------------------------------------
                        419   $2,588         511     $371          930    2,959
 Balancing and Other                                                          5
                                                                          ------
   Total Operating Revenues                                              $2,964
--------------------------------------------------------------------------------

1996:
 Residential            264   $1,809           3     $ 10          267   $1,819
 Commercial/Industrial  104      573         314      257          418      830
 Utility Generation      43        9         139       70          182       79
 Wholesale                                    17       10           17       10
                  --------------------------------------------------------------
                        411   $2,391         473     $347          884    2,738
 Balancing and Other                                                        (28)
                                                                          ------
   Total Operating Revenues                                              $2,710
--------------------------------------------------------------------------------

1995:
 Residential            268   $1,746           2     $  7          270   $1,753
 Commercial/Industrial  118      637         284      228          402      865
 Utility Generation      39        9         205      104          244      113
 Wholesale                4        7          17        9           21       16
                 ---------------------------------------------------------------
                        429   $2,399         508     $348          937    2,747
 Balancing and Other                                                       (205)
                                                                          ------
   Total Operating Revenues                                              $2,542
--------------------------------------------------------------------------------

Electric Distribution
(Dollars in millions, volumes in millions of Kwhrs)
                          1997                1996                 1995
                 ---------------------------------------------------------------
                    Volumes  Revenue     Volumes  Revenue     Volumes  Revenue
    Residential       6,125   $  684       5,936   $  647       5,736   $  635
    Commercial        6,940      680       6,467      625       6,248      614
    Industrial        3,607      268       3,567      261       3,466      260
    Other             4,995      137         725       58         467       (5)
                  --------------------------------------------------------------
    Total            21,667   $1,769      16,695   $1,591      15,917   $1,504
--------------------------------------------------------------------------------




1997 Compared to 1996
Utility gas revenues increased 9 percent in 1997 compared to 1996 primarily due to an increase in the average unit cost of gas, which is recoverable in rates. To a lesser extent, the increase was also due to increased throughput to UEG customers due to increased demand for electricity. The increase was partially offset by an increase in customer purchases of gas directly from other suppliers.
    Utility electric revenues increased 11 percent in 1997 compared to 1996 primarily due to an increase in sales for resale to other utilities and increased retail sales volume due to weather.
    Utility cost of gas distributed increased 22 percent in 1997 compared to 1996 largely due to an increase in the average cost of gas purchased, excluding fixed pipeline charges, and increases in sales volume.
    Purchased power increased 42 percent in 1997 compared to 1996, primarily due to increased volume, which resulted from lower nuclear-generation availability due to refuelings at the San Onofre Nuclear Generating Station (SONGS) and increased use of purchased power due to decreased purchased-power prices.
    Utility operating expenses decreased 1 percent in 1997 compared to 1996 primarily due to the Company's continued emphasis on reducing costs and higher 1996 costs for service to electric customers. The extent of this reduction was partially offset by reduced costs in 1996 from favorable litigation settlements.
    Income from operations increased 9 percent in 1997 compared to 1996 primarily due to incentive awards for PBR and Demand Side Management (DSM) programs at SDG&E and increased throughput to SoCalGas UEG customers, lower operating and maintenance expenses than amounts authorized in rates, and a nonrecurring non-cash charge of $26.6 million, after-tax, in 1996, partially offset by a lower margin established in the SoCalGas PBR decision. The non-cash charge of $26.6 million at SoCalGas in 1996 was the result of continuing developments in the CPUC's restructuring of the electric-utility industry. The charge was due to SoCalGas' anticipating that throughput to noncore UEG customers would be below the levels projected in 1993 at the time of the Comprehensive Settlement (see Note 2 of notes to supplemental consolidated financial statements). Consequently, SoCalGas believed it would not realize the remaining revenue enhancements that were applied to offset the costs of the Comprehensive Settlement. In connection with the 1992 quasi-reorganization, a liability was recorded at PE (but not at SoCalGas) for this issue and, therefore, this charge had no effect on consolidated net income.

1996 Compared to 1995
Utility gas revenues increased 7 percent in 1996 compared to 1995. The increase was primarily due to an increase in the cost of gas, which is recoverable in revenues subject to the Gas Cost Incentive Mechanism (GCIM.) The increase in revenue was also generated by demand from refinery customers. The increase in revenue was partially offset by a decrease in UEG revenues due to a reduction in volumes transported because of abundant, inexpensive hydro-electricity.
    Utility electric revenues increased 6 percent in 1996 compared to 1995 primarily due to the accelerated recovery of SONGS Units 2 and 3 which commenced in April 1996.
    Utility cost of gas distributed increased 28 percent in 1996 compared to 1995, due primarily to an increase in the average unit cost of gas.
    Purchased power decreased 9 percent in 1996 compared to 1995, reflecting the availability of lower-cost nuclear generation and decreases in purchased-power capacity charges.
    Utility operating expenses decreased 2 percent in 1996 compared to 1995. The decrease was primarily due to the nonrecurring favorable settlements from gas producers and environmental insurance claims, and also reflects savings from continued improvements in efficiency and management's close control of expenses. This was partially offset by higher costs for customer service at SDG&E.
    Income from operations decreased less than 1 percent in 1996 compared to 1995, primarily due to the $26.6 million charge previously mentioned offset by the effects of the nonrecurring favorable settlements and lower operating costs.

Factors Influencing Future Performance
Performance of the Company in the near future will depend primarily on the results of SDG&E and SoCalGas. Because of the ratemaking and regulatory process, electric- and gas-industry restructurings, and the changing energy marketplace, there are several factors that will influence future financial performance. These factors are summarized below.

Electric Industry Restructuring. As discussed above, the state of California in September 1996 enacted a law restructuring California's electric utility industry (AB 1890). An Independent System Operator (ISO) schedules power transactions and access to the transmission system. Consumers also may choose tariffs or may enter into private contracts with generators, brokers and others. The local utility continues to provide distribution service regardless of which source the consumer chooses.

Transition Costs. Both the CPUC decision and the California legislation allow utilities, within certain limits, the opportunity to recover their stranded costs incurred for certain above-market CPUC-approved facilities, contracts and obligations through the establishment of a nonbypassable competition transition charge
(CTC). The CPUC's direction is that traditional cost-of-service regulation will move toward performance-based regulation.
    Utilities are allowed a reasonable opportunity to recover their stranded costs through December 31, 2001. Stranded costs such as those related to reasonable employee-related costs directly caused by restructuring and purchased-power contracts (including those with qualifying facilities) may be recovered beyond 2001. Outside of those exceptions, stranded costs not recovered through 2001 will not be collected from customers. Such costs, if any, would be written off as a charge against earnings.
    SDG&E's transition-cost application, filed in October 1996, identifies costs totaling $2 billion (net present value in 1998 dollars). These identified transition costs were determined to be reasonable by independent auditors selected by the CPUC, with $73 million requiring further action before being deemed recoverable transition costs. Of this amount, the CPUC has excluded from transition cost recovery $39 million in fixed costs relating to gas transportation to power plants, which SDG&E believes will be recovered through contracts with the ISO. Total transition costs include sunk costs, as well as ongoing costs the CPUC finds necessary to maintain generation facilities through December 31, 2001. Both AB 1890 and the related CPUC policy decision provide that above-market costs for existing purchased-power contracts may be recovered over the terms of the contracts or sooner. Qualifying-facilities purchases include approximately 100 existing contracts, which extend as far as 2025. Other power purchases consist of two long-term contracts expiring in 2001 and 2013. Transition costs also include other items SDG&E has accrued under cost-of-service regulation. Nuclear decommissioning costs are nonbypassable until fully recovered, but are not included as part of transition costs.

Through December 31,1997, SDG&E has recovered transition costs of $0.2 billion for nuclear generation and $0.1 billion for nonnuclear generation. Additionally, overcollections of $0.1 billion recorded in the Energy Cost Adjustment Clause (ECAC) and the Electric Revenue Adjustment Mechanism (ERAM) balancing accounts as of December 31, 1997, have been applied to transition cost recovery, leaving approximately $1.6 billion for future recovery. Included therein is $0.4 billion for post-2001 purchased-power-contract payments that may be recovered after 2001, subject to an annual reasonableness review.

SDG&E has announced a plan to auction its power plants and other electric-generating assets. This plan includes the divestiture of SDG&E's fossil power plants and combustion turbines, its 20-percent interest in SONGS and its portfolio of long-term purchased-power contracts. The power plants, including the interest in SONGS, have a net book value as of December 31, 1997, of $800 million ($200 million for fossil and $600 million for SONGS). The proceeds from the auction will be applied directly to SDG&E's transition costs. In December 1997, SDG&E filed with the CPUC for its approval of the auction plan. During the 1998 - 2001 period, recovery of transition costs is limited by the rate freeze (discussed below). Management believes that the rates within the rate cap and the proceeds from the sale of electric-generating assets will be sufficient to recover all of SDG&E's approved transition costs by December 31, 2001, not including the post-2001 purchased-power contracts payments that may be recovered after 2001. However, if the proceeds from the sale of the power plants are less than anticipated, SDG&E may be unable to recover all of its approved transition costs. This would result in a charge against earnings at the time it becomes probable that SDG&E will be unable to recover all of the transition costs.

The California legislation provides for a 10-percent reduction of residential and small commercial customers' rates, which began in January 1998, as a result of the utilities' receiving the proceeds of rate-reduction bonds issued by an agency of the state of California. In December 1997, $658 of rate-reduction bonds were issued on behalf of SDG&E at an average interest rate of 6.26 percent. These bonds are being repaid over 10 years by SDG&E's residential and small-commercial customers via a nonbypassable charge on their electricity bills. In September 1997, SDG&E and the other California investor-owned utilities (IOUs) received a favorable ruling by the Internal Revenue Service on the tax treatment of the bond transaction. The ruling states, among other things, that the receipt of the bond proceeds does not result in gross income to SDG&E at the time of issuance, but rather the proceeds are taxable over the life of the bonds. The Securities and Exchange Commission determined that these bonds should be reflected on the utilities' balance sheets as debt, even though the bonds are not secured by, or payable from, utility assets, but rather by the revenue streams collected from customers. SDG&E formed a subsidiary, SDG&E Funding LLC, to facilitate the issuance of the rate-reduction bonds. In exchange for the bond proceeds, SDG&E sold to SDG&E Funding all of its rights to the revenue streams. Consequently, the revenue streams are not the property of SDG&E nor are they available to satisfy any claims of SDG&E's creditors. There was no gain or loss recorded from the issuance of the bonds, nor from the receipt of the proceeds. SDG&E has begun to use a portion of the proceeds to redeem its higher-cost debt.
In December 1997, the California Supreme Court dismissed a petition submitted by a coalition of consumer groups to overturn the CPUC's Rate-Reduction Bond financing orders. A related coalition of consumer groups has also put together a California ballot initiative that, among other things, could result in an additional 10-percent rate reduction, require that this rate reduction be achieved through the elimination or reduction of CTC payments and prohibit the collection of the charge on customer bills that would
finance the rate reduction.   SDG&E cannot predict the final
outcome of the initiative. If the initiative were to be voted into law and upheld by the courts, the financial impact on SDG&E could be substantial. (See Note 14 to the notes to supplemental consolidated financial statements.)

Electric Rates. AB 1890 included a rate freeze for all customers. Until the earlier of March 31, 2002, or when transition cost recovery is complete, SDG&E's average system rate will be frozen at
9.64 cents per kilowatt-hour, except for the impacts of natural-gas price changes and the mandatory 10-percent rate reduction. As a result of significant increase in natural-gas prices during the first quarter of 1997, SDG&E received CPUC authority to increase rates, but rates could not be increased above 9.985 per kwh. With the 10-percent rate reduction beginning on January 1, 1998, the maximum system-average rate became 9.43 cents per kwh. SDG&E's ability to recover its transition costs is dependent on its total revenues under the rate freeze exceeding normal cost-of-service revenues during the transition period by at least the amount of the CTC less any proceeds from the sale of electric-generating assets (discussed above and below). During the transition period, SDG&E will not earn awards from special programs, such as DSM, unless total revenues are also adequate to cover the awards. Fuel-price volatility and the outcome of the voter initiative mentioned in the preceding paragraph are the most significant uncertainties in the ability of SDG&E to recover its transition costs and program awards.

Electric Generation Assets. In November 1997, SDG&E's board of directors approved a plan to auction the Company's power plants and other electric-generating assets, enabling SDG&E to continue to concentrate its business on the transmission and distribution of electricity and natural gas as California opens its electric utility industry to competition in 1998. The plan includes the divestiture of SDG&E's fossil power plants - the Encina (Carlsbad, California) and South Bay (Chula Vista, California) plants - and its combustion turbines, as well as its 20-percent interest in SONGS and its portfolio of long-term purchased-power contracts, including those with qualifying facilities. The power plants, including the interest in SONGS, have a net book value as of December 31, 1997, of $800 million ($200 million for fossil and $600 million for SONGS) and a combined generating capacity of 2,400 megawatts. The proceeds from the auction will be applied directly to SDG&E's transition costs. In December 1997, SDG&E filed with the CPUC for its approval of the auction plan. The sale of the non-nuclear generating assets is expected to be completed by the end of the first quarter of 1999.
    Although the other California IOUs are required by the CPUC to divest themselves of at least 50 percent of their fossil power plants as a part of industry restructuring, SDG&E is not under the same mandate. Other companies in the free market, not bound by the rules that apply to the state's regulated utilities, are expected to have a greater opportunity to provide competitive generation services with SDG&E's plants. The FERC has ruled that it has jurisdiction over all electricity sales into the California PX, meaning that the buyers of divested California power plants would qualify as wholesale power generators. The FERC's ruling has increased the interest in the nonnuclear plants owned by the other California IOUs, and is expected to have the same impact on SDG&E's fossil plants.
    As previously discussed, subsidiaries of the Company and of Houston Industries have formed a joint venture (El Dorado Energy) to build, own and operate a 480-megawatt natural-gas-fired power plant in Boulder City, Nevada, 40 miles southeast of Las Vegas.
The joint venture plans to sell the plant's electricity into the wholesale market to utilities throughout the western United States. The new plant will employ an advanced combined-cycle gas-turbine technology, enabling it to become one of the more efficient and environmentally friendly power plants in the nation. Its proximity to existing natural gas pipelines and electric transmission lines will allow El Dorado to actively compete in the deregulated electric-generation market. Construction on the $280 million project, which will be funded 50 percent each by the Company and Houston Industries, began in the first quarter of 1998, with an expected operational date set for the fourth quarter of 1999.

Performance Based Regulation. Under PBR, regulators allow future income potential to be tied to achieving or exceeding specific performance and productivity measures, rather than relying solely on expanding utility rate base. See additional discussion in Note 13 of the notes to supplemental consolidated financial statements.

Regulatory Accounting Standards. SoCalGas and SDG&E had been accounting for the economic effects of regulation on all of their utility operations in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Under SFAS No. 71, a regulated entity records a regulatory asset if it is probable that, through the ratemaking process, the utility will recover the asset from customers. Regulatory liabilities represent future reductions in revenues for amounts due to customers.
    The SEC indicated a concern that the California IOUs may not meet the criteria of SFAS No. 71 with respect to their electric-generation net regulatory assets. SDG&E has ceased the application of SFAS No. 71 to its generation business, in accordance with the conclusion by the Emerging Issues Task Force of the Financial Accounting Standards Board that the application of SFAS No. 71 should be discontinued when legislation is issued that determines a portion of an entity's business will no longer be regulated. SDG&E's discontinuance of SFAS No. 71 applied to its generation business will not result in a write-off of its net regulatory assets, since the CPUC has approved the recovery of these assets by the distribution portions of its business, subject to the rate freeze.

Affiliate Transaction Decision. On December 16, 1997, the CPUC adopted rules establishing uniform standards of conduct governing the manner in which California IOUs conduct business with their affiliates providing energy or energy-related services within California. The objective of these rules, effective January 1, 1998, is to ensure that the utilities' energy affiliates do not gain an unfair advantage over other competitors in the marketplace and that utility customers do not subsidize affiliate activities. For further discussion of the key elements of the CPUC decision, see Note 13 of the notes to supplemental consolidated financial statements.
    Although utility-to-utility transactions are also included under the definition of an affiliate transaction, the CPUC, in the business-combination proceeding, generally exempted transactions between SoCalGas and SDG&E from these affiliate transaction rules. As a result, the affiliate transaction rules will not substantially impact the Company's ability to achieve anticipated synergy savings.

Allowed Rate of Return. For 1998, SoCalGas is authorized to earn a rate of return on rate base of 9.49% and a rate of return on common equity of 11.60%, which is unchanged from 1997. SDG&E is authorized to earn a rate of return on rate base of 9.35% and a rate of return on common equity of 11.60%, also unchanged from 1997.

Management Control of Expenses and Investment. In the past, management has been able to control operating expenses and investment within the amounts authorized to be collected in rates.
    It is the intent of management to control operating expenses and investments within the amounts authorized to be collected in rates in the PBR decision. SoCalGas intends to make the efficiency improvements, changes in operations and cost reductions necessary to achieve this objective and earn its authorized rate of return. However, in view of the earnings-sharing mechanism and other elements of the PBR, it will be more difficult for SoCalGas to achieve returns in excess of authorized returns at levels that it has experienced in 1997 and other recent years.

Gas Industry Restructuring. The gas industry experienced an initial phase of restructuring during the 1980s by deregulating gas sales to noncore customers. On January 21, 1998, the CPUC released a staff report initiating a project to assess the current market and regulatory framework for California's natural-gas industry. The general goals of the plan are to consider reforms to the current regulatory framework emphasizing market-oriented policies benefiting California natural-gas consumers.

Noncore Bypass. SoCalGas' throughput to enhanced oil recovery (EOR) customers in the Kern County area has decreased significantly since 1992 because of the bypass of SoCalGas' system by competing interstate pipelines. The decrease in revenues from EOR customers did not have a material impact on SoCalGas' earnings.
    Bypass of other markets also may occur, and SoCalGas is fully at risk for a reduction in non-EOR, noncore volumes due to bypass. However, significant additional bypass would require construction of additional facilities by competing pipelines. SoCalGas is continuing to reduce its costs to maintain cost competitiveness to retain transportation customers.

Noncore Pricing. To respond to bypass, SoCalGas has received authorization from the CPUC for expedited review of long-term gas-transportation service contracts with some noncore customers at lower-than-tariff rates. In addition, the CPUC approved changes in the methodology that eliminates subsidization of core-customer rates by noncore customers. This allocation flexibility, together with negotiating authority, has enabled SoCalGas to better compete with new interstate pipelines for noncore customers.

Noncore Throughput. SoCalGas' earnings may be adversely impacted if gas throughput to its noncore customers varies from estimates adopted by the CPUC in establishing rates. There is a continuing risk that an unfavorable variance in noncore volumes may result from external factors such as weather, electric deregulation, the increased use of hydro-electric power, competing pipeline bypass of SoCalGas' system and a downturn in general economic conditions. In addition, many noncore customers are especially sensitive to the price relationship between natural gas and alternate fuels, as they are capable of readily switching from one fuel to another, subject to air-quality regulations. SoCalGas is at risk for the lost revenue.
    Through July 31, 1999, any favorable earnings effect of higher revenues resulting from higher throughput to noncore customers has been limited as a result of the Comprehensive Settlement (see Note
2 of the notes to supplemental consolidated financial statements).

Excess Interstate Pipeline Capacity. Existing interstate pipeline capacity into California exceeds current demand by over one billion cubic feet (Bcf) per day. This situation has reduced the market value of the capacity well below the Federal Energy Regulatory Commission's (FERC) tariffs. SoCalGas has exercised its step-down option on both the El Paso and Transwestern systems, thereby reducing its firm interstate capacity obligation from 2.25 billion cubic feet (Bcf) per day to 1.45 Bcf per day.
    FERC-approved settlements have resulted in a reduction in the costs that SoCalGas possibly may have been required to pay for the capacity released back to El Paso and Transwestern that cannot be remarketed. Of the remaining 1.45 Bcf per day of capacity, SoCalGas' core customers use 1.05 Bcf per day at the full FERC tariff rate. The remaining 0.4 Bcf per day of capacity is marketed at significant discounts. Under existing regulation in California, unsubscribed capacity costs associated with the remaining 0.4 Bcf per day are recoverable in customer rates. While including the unsubscribed pipeline cost in rates may impact the Company's ability to compete in highly contested markets, the Company does not believe its inclusion will have a significant impact on volumes transported or sold.

Environmental Matters
The Company's operations are conducted in accordance with federal, state and local environmental laws and regulations governing hazardous wastes, air and water quality, land use, and solid-waste disposal. These costs of compliance are normally recovered in customer rates. Whereas it is anticipated that the environmental costs associated with the natural-gas operations will continue to be recoverable in rates, the restructuring of the California electric utility industry (see "Electric Industry Restructuring" above) will change the way utility electric rates are set and costs associated with electric generation are recovered. Capital costs related to environmental regulatory compliance for electric generation are intended to be included in transition costs for recovery through 2001. However, depending on the final outcome of the electric-industry restructuring and the impact of competition, the costs of compliance with future environmental regulations associated with the Company's electric generation operations may not be fully recoverable in rates.

Capital expenditures to comply with environmental laws and regulations were $5 million in 1997, $9 million in 1996 and $7 million in 1995, and are expected to aggregate $65 million over the next five years. These projected expenditures primarily include the estimated cost of reducing air emissions by retrofitting power plants, which SDG&E has expressed, in November 1997, an intent to auction. Additional information on SDG&E's plant to divest its electric-generating assets is discussed in Note 12 of the notes to supplemental consolidated financial statements.

Hazardous Wastes. In 1994, the CPUC approved the Hazardous Waste Collaborative, which allows utilities to recover cleanup costs of hazardous waste contamination at sites where the utility may have responsibility or liability under the law to conduct or participate in any required cleanup. In general, utilities are allowed to recover 90 percent of their cleanup costs and any related costs of litigation with responsible parties. SDG&E has asked the CPUC to exclude, beginning January 1, 1998, cleanup costs related to electric-generation activities from the hazardous waste memorandum account since these costs are intended to be eligible for transition cost recovery. A CPUC decision is still pending. Because of current and expected rate recovery, management does not believe that compliance with these laws will significantly impact the Company's financial statements.

Electric and Magnetic Fields (EMFs). Although scientists continue to research the possibility that exposure to EMFs causes adverse health effects, science, to date, has not demonstrated a cause-and-effect relationship between adverse health effects and exposure to the type of EMFs emitted by utilities' power lines and other electrical facilities. Some laboratory studies suggest that such exposure creates biological effects, but those effects have not been shown to be harmful. The studies that have most concerned the public are epidemiological studies, some of which have reported a weak correlation between childhood leukemia and the proximity of homes to certain power lines and equipment. Other epidemiological studies found no correlation between estimated exposure and any disease. Scientists cannot explain why some studies using estimates of past exposure report correlations between estimated EMF levels and disease, while others do not.

To respond to public concerns, the CPUC has directed California utilities to adopt a low-cost EMF-reduction policy that requires reasonable design changes to achieve noticeable reduction of EMF levels that are anticipated from new projects. However, consistent with the major scientific reviews of the available research literature, the CPUC has indicated that no health risk has been identified.

Air Quality. During 1996 and 1997, SDG&E installed equipment on South Bay Unit 1 to comply with the nitrogen oxide emission limits that the San Diego Air Pollution Control District imposed on electric-generating boilers through its Rule 69. The estimated capital costs for compliance with this rule through 2005 are $60 million. The California Air Resources Board has expressed concern that Rule 69 does not meet the requirements of the California Clean Air Act and may advocate or propose more restrictive emissions limitations which will likely cause SDG&E's Rule 69 compliance costs to increase.

Water Quality. Increasingly stringent cooling-water and wastewater discharge limitations may be imposed by the Regional Water Quality Control Board (RWQCB) upon SDG&E's ability to discharge its cooling water and certain other wastewaters from its Encina and South Bay power plants into the Pacific Ocean and the San Diego Bay. As a result, SDG&E may be required to build additional facilities or modify existing facilities to comply with these requirements. Such facilities could include wastewater-treatment facilities, cooling towers or offshore-discharge pipelines. Any required construction could involve substantial expenditures, and certain plants or units may be unavailable for electric generation during construction.

In 1981, SDG&E submitted a demonstration study in support of its request for two exceptions to certain thermal discharge requirements imposed by the California Thermal Plan for Encina power plant Unit 5. In November 1994, the RWQCB issued a new discharge permit, subject to the results of certain additional thermal-discharge and cooling-water-related studies, to be used in considering SDG&E's earlier thermal-discharge exception requests. The results of these additional studies were submitted to the RWQCB and the United States Environmental Protection Agency in 1997. If SDG&E's exception requests are denied, SDG&E could be required to construct off-shore discharge facilities at a cost of $75 million to $100 million or to perform mitigation, the costs of which may be significant.

During 1997, SDG&E evaluated whether any remediation activities may be required at the power plants based on available records and other information. In addition, SDG&E evaluated whether remediation is required at its Silvergate plant, which was shut down in 1984. As a result of these evaluations, only minor and localized remediation efforts were required. However, these evaluations did not include an extensive sampling and analysis of the property at such sites. Extensive sampling and analysis may identify additional contamination or other environmental conditions requiring mediation.

As previously discussed, in December 1997, SDG&E filed an application with the CPUC to divest its electric-generating assets, including its Encina and South Bay power plants, gas combustion turbines and its interest in SONGS. As a part of the sale of any such facilities, SDG&E will complete an environmental baseline analysis of such sites, which may identify significant contamination or other environmental conditions requiring abatement or remediation.

In connection with the issuance of operating permits, SDG&E reached agreement with the California Coastal Commission to mitigate the environmental damage to the marine environment attributed to the cooling-water discharge from SONGS Units 2 and 3. This mitigation program includes an enhanced fish-protection system, a 150-acre artificial reef and restoration of 150 acres of coastal wetlands. In addition, plant owners must deposit $3.6 million with the state for the enhancement of marine fish hatchery programs and pay for monitoring and oversight of the mitigation projects. SDG&E's share of the cost is estimated to be $23 million. The pricing structure contained in the CPUC's decision regarding accelerated recovery of SONGS Units 2 and 3 likely will accommodate most of these added mitigation costs.

Effect of Increasingly Stringent Environmental Laws On Natural Gas Customers. The environmental laws and regulations regarding natural gas affect the operations of customers as well the Company's regulated natural-gas entities. Increasingly complex administrative and reporting requirements of environmental agencies applicable to commercial and industrial customers utilizing natural gas are not generally required of those using electricity.
However, anticipated advancements in natural-gas technologies are expected to enable gas equipment to remain competitive with alternate energy sources. For further discussion of environmental matters, see Note 6 of the notes to supplemental consolidated financial statements.

International Operations
The Company has participated in the international natural-gas infrastructure market since March 1995.
    On August 12, 1996, the Company and its partner were awarded Mexico's first privatization license, allowing the consortium to build and operate a natural-gas-distribution system in Mexicali, Baja California. The franchise was awarded to Distribuidora de Gas Natural de Mexicali S. de R.L. de C.V. (DGN), a Mexican company formed by the Company and its partner. DGN will invest approximately $20 million to $25 million during an initial five-year period to provide service to more than 25,000 commercial, industrial and residential users. In August 1997, the system began distributing natural gas primarily to commercial customers in Mexicali, and by December daily throughput reached 5.3 million cubic feet.
    In 1997, DGN was awarded a license to build and operate a natural-gas pipeline in Chihuahua, a city of almost 630,000 people in northern Mexico. DGN began construction in late 1997 and will invest $50 million in the first five years of operation.
    The Company is the majority partner in both ventures. It has minority partners in other projects in Latin America and the Pacific Rim and is evaluating additional ventures in these areas. International operations are not expected to be profitable in 1998.

Other Operations
Other operations include holding company operations, Sempra Energy Solutions and Pacific Interstate Company.
    The holding company provides support services to its subsidiaries and joint ventures. Its expenses included merger-related costs of $25 million and $10 million, after-tax, for 1997 and 1996, respectively. Merger costs primarily consist of investment banking, legal, regulatory and consulting fees. Merger costs for 1997 include a $4 million after-tax loss on the sale of the small electric generating facilities. The net investment in these assets was $77 million at June 30, 1997, the effective date of the sale.
    Sempra Energy Solutions, established in 1997, primarily focuses on providing new energy products and services, and marketing natural gas.
    Pacific Interstate Company (PIC), an interstate pipeline subsidiary, purchases gas from producers in Canada and from federal waters offshore California and transports it for sale to SoCalGas and others. Of the gas purchased by PIC, 90% was sold to SoCalGas in 1997. These deliveries accounted for approximately 29% of the total volume of gas purchased by SoCalGas and approximately 10% of SoCalGas' throughput.

Other Income, Interest Expense and Income Taxes
Other Income
Other income, which primarily consists of interest income from short-term investments and regulatory accounts receivable balances, increased in 1997 to $58 million from $28 million in 1996. The increase was due to higher interest from short-term investments during much of 1997 because foreign investments were lower than anticipated.
    Other income decreased in 1996 to $28 million from $35 million in 1995. Short-term investment income decreased due to unusually high short-term investments in 1995 as a result of overcollected gas costs that were refunded to customers in the fourth quarter of 1995, and to cash outflows for a foreign investment and the preferred stock redemption.

Interest Expense
Interest expense for 1997 increased to $206 million from $200 million in 1996. Interest expense for 1996 decreased to $200
million from $221 million in 1995.   Interest expense was reduced
from its 1995 level as a result of the lower long-term debt balance maintained throughout 1996.

Income Taxes
Income tax expense for 1997 was $301 million, slightly greater than the $300 million for 1996. The effective income tax rate was 41% for 1997 and 1996. Income tax expense for 1996 increased to $300
million from $264 million in 1995.   The increase was primarily due
to an increase in earnings before taxes. The effective income tax rate was 39% for 1995.

Derivative Financial Instruments
The Company's policy is to use derivative financial instruments to reduce exposure to fluctuations in interest rates, foreign currency exchange rates and natural-gas prices. These financial instruments are with major investment firms and expose the Company to market and credit risks. At times, these risks may be concentrated with certain counterparties, although counterparty nonperformance is not anticipated.

The Company's regulated operations periodically enter into interest-rate swap and cap agreements to moderate exposure to interest-rate changes and to lower the overall cost of borrowing. These swap and cap agreements generally remain off the balance sheet as they involve the exchange of fixed- and variable-rate interest payments without the exchange of the underlying principal amounts. The related gains or losses are reflected in the income statement as part of interest expense. The Company would be exposed to interest-rate fluctuations on the underlying debt should other parties to the agreement not perform. Such nonperformance is not anticipated. At December 31, 1997, the swap transactions associated with the regulated operations totaled $92 million. See
Note 5 of the notes to supplemental consolidated financial statements for further information regarding these swap transactions.

SDG&E's pension fund periodically uses foreign-currency forward contracts to reduce its exposure to exchange-rate fluctuations associated with certain investments in foreign equity securities. These contracts generally have maturities ranging from three to six months. At December 31, 1997, and 1996, there were no foreign-currency forward contracts outstanding.

The Company's regulated operations manage natural-gas costs and price risk associated with natural-gas requirements through the use of energy derivatives. Subject to certain limitations imposed by established policy, the regulated operations use energy derivatives for both hedging and trading purposes. These derivative financial instruments include forward contracts, futures, swaps, options and other contracts, with maturities ranging from 30 days to 12 months. See Note 10 of the notes to supplemental consolidated financial statements and the "Risk Management Activities" section below for further information regarding the use of energy derivatives by the Company's regulated operations.

Sempra Energy Trading derives a substantial portion of its revenue from trading activities in natural gas, petroleum and electricity. Trading profits are earned as Sempra Energy Trading acts as a dealer in structuring and executing transactions that permit its counterparties to manage their risk profiles. In addition, Sempra Energy Trading takes positions in energy markets based on the expectation of future market conditions. These positions may be offset either with similar positions or in the exchange-traded markets. These positions include options, forwards, futures and swaps. See Note 3 of the notes to supplemental consolidated financial statements and the following "Risk Management Activities" section for additional information regarding Sempra Energy Trading's derivative financial instruments.

Risk Management Activities
Market Risk
Market risk, inherent in both derivative and non-derivative financial instruments, generally represents the risk of loss that may result from the potential change in (1) the value of a financial instrument as a result of fluctuations in interest and currency exchange rates and (2) equity and commodity prices. The following is a discussion of the Company's primary market-risk exposures as of December 31, 1997, including a discussion of how these exposures are managed.

Interest Rate Risk
The Company is exposed to fluctuations in interest rates primarily as a result of its fixed-rate long-term debt. The Company has historically funded utility operations through long-term bond issues with fixed interest rates. With the restructuring of the regulatory process, greater flexibility has been permitted within the debt-management process. As a result, recent debt offerings have been selected with short-term maturities to take advantage of yield curves or used a combination of fixed- and floating-rate debt. Interest rate swaps, subject to regulatory constraints, may be used to adjust interest-rate exposures when appropriate, based upon market conditions.

A portion of the Company's borrowings are denominated in foreign currencies, which exposes the Company to market risk associated with exchange-rate movements. The Company's policy generally is to hedge major foreign-currency cash exposures through swap transactions. These contracts are entered into with major international banks, thereby minimizing the risk of credit loss.

The Company employs a variance/covariance approach in its calculation of Value at Risk (VaR), which measures the potential losses in fair value or earnings that could arise from changes in market conditions, using a 95-percent confidence level and assuming a one-year holding period. VaR is a statistical measure that takes into consideration historical volatilities and correlations of market data (i.e., interest rates and currency exchange rates).
The VaR, which is the potential loss in fair value of long-term debt with fixed interest rates, is estimated at approximately $250 million as of December 31, 1997. The VaR attributable to currency exchange rates nets to zero as a result of a currency swap which is directly matched to the Company's Swiss Franc debt obligation, its only non-dollar-denominated debt.

Commodities Price Risk
Market risk related to physical commodities is based upon potential fluctuations in natural-gas, petroleum and electricity commodity exchange prices and basis. The Company's market risk is impacted by changes in volatility and liquidity in the markets in which these instruments are traded. The varying risk management approaches adopted by the Company's subsidiaries accommodate (1) the unique market risks to which each subsidiary is subjected; (2) each subsidiary's unique operating environment, and (3) the regulations to which each subsidiary is subjected.

SDG&E. SDG&E is subjected to market risk related to fluctuations in exchange prices and basis of the following physical commodities: natural gas, petroleum and electricity. SDG&E has adopted policies to effectively manage each of its energy portfolios and relies upon a variety of financial structures, products and terms to effectively manage each portfolio's inherent market risk. Market risk is monitored separately from the groups responsible for creating or actively managing these risk exposures to ensure compliance with the Company's stated risk-management policies.

SDG&E monitors its market risk on a daily basis utilizing VaR calculations, which simulate forward price curves in the energy markets to estimate the size and probability of future potential losses. The quantification of market risk using VaR provides a consistent measure of risk across diverse energy markets and products. The use of this methodology requires a number of key assumptions, including the selection of a confidence level for losses and the holding period chosen for the VaR calculation.

SDG&E expresses VaR as the amount of SDG&E's earnings at risk based on a 95 percent confidence level using a time horizon of the average life of the portfolio. As of December 31, 1997, SDG&E's VaR associated with its price-risk management activities was not material to the Company's financial position. Since this is not an absolute measure of risk under all conditions for all products, SDG&E performs alternative scenario analyses to estimate the economic impact of a sudden market movement on the value of the portfolio. These analyses and the professional judgment of experienced business and risk managers are used to supplement the VaR methodology.

Based upon the ongoing policies and controls discussed above, SDG&E does not anticipate a material adverse effect on its financial position or results of operations as a result of market fluctuations.

SoCalGas. SoCalGas is subject to price risk on its natural-gas purchases if natural-gas costs exceed a 2% tolerance band above the GCIM benchmark price. Price risk is influenced by physical contract positions, financial contract positions, basis risk, system demand, and regulation. SoCalGas becomes subject to price risk when positions are incurred during the buying, selling and storage of natural gas.

A Gas Acquisition Committee, composed of company officers, is responsible for establishing natural-gas price-risk-management objectives and strategies that are in alignment with the Price Risk Management Policy. The committee also monitors the cost effectiveness of natural-gas purchasing activities and ongoing compliance with the established policies and procedures.

As part of the Price Risk Management Policy, SoCalGas has established fixed price and basis position limits. The position limits are established based on volumetric limits and are further limited if the VaR calculations associated with these positions exceeds 50% of the GCIM upper tolerance band. Volumetric limits define the maximum position exposure each management level within SoCalGas is authorized to accept without obtaining higher approval. In addition to the position limits, internal controls have been established to set individual contract limits, to monitor established credit limits, to require current reporting of trading activities and to facilitate a proper segregation of duties.

The VaR methodology employed by SoCalGas to estimate natural-gas price risk is applied to physical, as well as financial, natural-gas positions. The methodology involves determining the fair value impact of the maximum expected adverse price change for the aggregate net position in each forward month, using a 95% confidence interval and assuming a one-month holding period. The value so derived for each forward month is then aggregated to arrive at the total VaR. In making these calculations, volatilities are based upon the respective forward month's implied volatility derived from quoted option prices. As of December 31, 1997, the total VaR of SoCalGas' natural-gas positions was not material to SoCalGas' financial position.

Sempra Energy Trading. Sempra Energy Trading's market risk relates to potential changes in the value of financial instruments based on fluctuations in natural gas, petroleum and electricity commodity exchange prices and basis.

A Risk Management Committee, composed of company officers, is responsible for monitoring operating performance and compliance with established risk-management policies. Sempra Energy Trading has established position and stop-loss limits for each line of business to monitor its market risk and traders are required to maintain positions within these market-risk limits. The position limits are monitored during the day by Sempra Energy Trading's senior management. Based upon these and other reports, Sempra Energy Trading's senior management determines whether to adjust its market-risk profile.

All of Sempra Energy Trading's market-risk-sensitive instruments are entered into for trading purposes. The following table provides the potential changes in net principal transactions revenues resulting from hypothetical 10-percent increases and 10-percent decreases in the applicable commodity prices for significant commodity market-price sensitive instruments held on December 31, 1997. This quantitative information about market-risk is limited because it does not take into account potential hedging transactions or changes to the market-risk profile of the portfolio by management in reaction to such changes in market conditions. Additionally, it does not take into account anticipated management reaction to breaches of counterparty credit limitations caused by the shocks within a given risk category. Further, inherent limitations arise from assuming that hypothetical 10-percent increases and 10-percent decreases in commodity prices move in the same direction, and this information does not recognize co-movements in prices.

The following table presents the impact on Sempra Energy Trading's net principal-transaction revenues resulting from a 10-percent increase and 10-percent decrease in the respective December 31, 1997, commodity prices:

In thousands of dollars
-------------------------------------------------------------------
Commodity                      10% Increase            10% Decrease
-------------------------------------------------------------------
Crude Oil and Derivatives         $3,288                 $(3,288)
Natural Gas                       (2,441)                  2,441
Emission Credits                     (81)                     81
Electricity                         (540)                    540
-------------------------------------------------------------------

Credit Risk
Credit risk relates to the risk of loss that would be incurred as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations. The Company avoids concentration of counterparties and maintains credit policies with regard to counterparties that management believes significantly minimize overall credit risk. These policies include an evaluation of potential counterparties' financial condition (including credit rating), collateral requirements under certain circumstances, and the use of standardized agreements which allow for the netting of positive and negative exposures associated with a single counterparty.

The Company monitors credit risk through a credit approval process and the assignment and monitoring of credit limits. These credit limits are established based on risk and return considerations under terms customarily available in the industry.

Year 2000
In 1997, the Company began a multi-year project to modify its computer systems as necessary to ensure continued effective operations in the year 2000 and beyond. The initial focus of the project is on the systems that are key to customer safety, gas and electric operations, external reporting, and billing and collection processes. The project is expected to be completed in the spring of 1999. During 1997, the Company incurred expenses of $14 million on the project, and expects to spend over $50 million during the life of the project.

New Accounting Standards
In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." In February 1998 the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" and in June 1998 issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The impact on Sempra Energy of the adoption of these new accounting standards is considered immaterial to the company's financial statements. The Company estimates that the primary segments upon adoption of SFAS No. 131 will be electric operations, gas operations, energy services and other.

Information Regarding Forward Looking Statements
This Current Report on Form 8-K contains forward-looking statements with respect to matters inherently involving various risks and uncertainties. These statements are identified by the words "estimates," "expects," "anticipates," "plans," "believes," and similar expressions.
    These statements are necessarily based upon various assumptions involving judgments with respect to the future including, among other factors, national, regional and local economic, competitive and regulatory conditions; technological developments; inflation and interest rates; energy markets; weather conditions; business and regulatory decisions; and other uncertainties, all of which are difficult to predict and most of which are beyond the control of the Company. Accordingly, while the Company believes these assumptions are reasonable, there can be no assurance that they will approximate actual experience, or that the expectations will be realized.




ITEM 6.

SEMPRA ENERGY
Supplemental Selected Financial Data
(Dollars in millions, except per share amounts)


                                              Years Ended December 31,
                                      ---------------------------------------
                                       1997     1996    1995    1994    1993
                                      -------  ------  ------  ------  ------
Income Statement Data
  Revenues and Other Income           $5,127  $4,524  $4,201  $4,539  $4,763
  Income Before Interest and
     Income Taxes                     $  939  $  927  $  886  $  867  $  900
  Net Income (a)                      $  432  $  427  $  401  $  359  $  385

                                                    December 31,
                                      ---------------------------------------
                                       1997     1996    1995    1994    1993
                                      -------  ------  ------  ------  ------
Balance Sheet Data
  Total Assets                       $10,751  $9,762  $9,837  $9,931  $10,181
  Long Term Debt                     $ 3,175  $2,704  $2,721  $2,889  $ 2,805
  Short Term Debt (b)                $   624  $  481  $  485  $  645  $   604
  Shareholders' Equity               $ 2,959  $2,930  $2,815  $2,684  $ 2,542


                                             Year Ended December 31,
                                     ---------------------------------------
                                      1997     1996    1995    1994    1993
                                     -------  ------  ------  ------  ------
Per Share Data
  Net Income Per Share of
    Common Stock:
      (Basic) (c)                   $ 1.83   $ 1.77   $ 1.67   $ 1.50   $ 1.62
      (Diluted) (c)                 $ 1.82   $ 1.77   $ 1.67   $ 1.50   $ 1.62
  Common Dividends Declared
    per Share                       $ 1.27   $ 1.24   $ 1.22   $ 1.16   $ 0.93
  Book Value per Common Share       $12.56   $12.21   $11.70   $11.18   $10.60



(a) Net income amounts do not give effect to the synergies and related cost savings of the business combination or its transaction costs.

(b) Includes bank and other notes payable, commercial paper borrowings and long-term debt due within one year.

(c) Common share amounts give effect to the conversion of each outstanding share of Pacific Enterprises Common Stock into 1.5038 shares of Sempra Energy Common Stock.



ITEM 8.

SEMPRA ENERGY
Supplemental Statements of Consolidated Income

                                                        Years Ended December 31,
                                                    -------------------------------
(Dollars in millions, except per share amounts)     1997          1996         1995
-----------------------------------------------------------------------------------
Revenues and Other Income
  Utility revenues:
    Gas                                        $   2,964     $   2,710    $   2,542
    Electric                                       1,769         1,591        1,504
  Other operating revenues                           336           195          120
  Other income                                        58            28           35
                                                --------      --------     --------
        Total                                      5,127         4,524        4,201
                                                --------      --------     --------
Expenses
  Cost of gas distributed                          1,168           958          747
  Purchased power                                    441           311          342
  Electric fuel                                      164           134          100
  Operating expenses                               1,615         1,405        1,393
  Depreciation and decommissioning                   604           587          521
  Franchise payments and other taxes                 178           180          182
  Preferred dividends of subsidiaries                 18            22           30
                                                --------      --------     --------
        Total                                      4,188         3,597        3,315
                                                --------      --------     --------
Income Before Interest and Income Taxes              939           927          886
Interest                                             206           200          221
                                                --------      --------     --------
Income Before Income Taxes                           733           727          665
Income taxes                                         301           300          264
                                                --------      --------     --------
Net Income                                      $    432      $    427     $    401
                                                ========      ========     ========
Net Income Per Share of Common Stock (Basic)    $   1.83      $   1.77     $   1.67
                                                ========      ========     ========
Net Income Per Share of Common Stock (Diluted)  $   1.82      $   1.77     $   1.67
                                                ========      ========     ========
Common Dividends Declared Per Share             $   1.27      $   1.24     $   1.22
                                                ========      ========     ========



See notes to supplemental consolidated financial statements.



SEMPRA ENERGY
Supplemental Consolidated Balance Sheets

                                                      December 31,
                                                    ----------------
(Dollars in millions)                               1997        1996
--------------------------------------------------------------------
Assets
Current assets
   Cash and cash equivalents                    $    814    $    430
   Accounts receivable - trade                       633         505
   Accounts and notes receivable - other             202         187
   Energy trading assets                             587          --
   Inventories                                       111         113
   Regulatory balancing accounts - net               297         250
   Other                                             112         107
                                                 -------     -------
      Total current assets                         2,756       1,592
                                                 -------     -------

Regulatory assets                                    609         836
Nuclear decommissioning trusts                       399         328
Investments and other assets                         868         663
                                                 -------     -------
      Total investments and other assets           1,876       1,827
                                                 -------     -------

Property, plant and equipment                     12,040      11,835
   Less accumulated depreciation
     and amortization                             (5,921)     (5,492)
                                                 -------     -------
      Total property, plant and
        equipment - net                            6,119       6,343
                                                 -------     -------
      Total assets                              $ 10,751    $  9,762
                                                 =======     =======



See notes to supplemental consolidated financial statements.



SEMPRA ENERGY
Supplemental Consolidated Balance Sheets

                                                    December 31,
                                                 -----------------
(Dollars in millions)                              1997       1996
------------------------------------------------------------------
Liabilities
Current liabilities
  Short-term debt                             $    354    $   262
  Accounts payable - trade                         300        407
  Energy trading liabilities                       557         --
  Dividends and interest payable                   121        109
  Long-term debt due within one year               270        219
  Other                                            604        575
                                               -------    -------
      Total current liabilities                  2,206      1,572
                                               -------    -------
Long-term debt
  Long-term debt                                 3,045      2,574
  Debt of Employee Stock Ownership Plan            130        130
                                               -------    -------
      Total long-term debt                       3,175      2,704
                                               -------    -------
Deferred credits and other liabilities
  Customer advances for construction                72         77
  Post-retirement benefits other than pensions     248        258
  Deferred income taxes                            773        818
  Deferred investment tax credits                  123        128
  Deferred credits and other liabilities           916        996
                                               -------    -------
      Total deferred credits and
        other liabilities                        2,132      2,277
                                               -------    -------
Preferred stock of subsidiaries                    279        279
                                               -------    -------
Commitments and contingent liabilities (Note 12)

Shareholders' Equity
Common stock                                     1,849      1,953
Retained earnings                                1,157      1,026
Less deferred compensation relating to
  Employee Stock Ownership Plan                    (47)       (49)
                                               -------    -------
      Total shareholders' equity                 2,959      2,930
                                               -------    -------
      Total liabilities and shareholders'
        equity                                $ 10,751    $ 9,762
                                               =======    =======



See notes to supplemental consolidated financial statements.



SEMPRA ENERGY
Supplemental Statements of Consolidated Cash Flows

                                                              Years Ended December 31,
                                                         ---------------------------------
(Dollars in millions)                                      1997        1996         1995
------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                            $     432   $     427   $     401
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities:
      Depreciation and decommissioning                        604         587         521
      Deferred income taxes and investment tax credits        (16)         26          29
      Other - net                                              62          56          43
      Net changes in other working capital components
        (net of effects from acquisition of
         Sempra Energy Trading)                              (164)         68         311
                                                        ----------   ---------   ---------
        Net cash provided by operating activities             918       1,164       1,305
                                                        ----------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Expenditures for Property, Plant and Equipment             (397)       (413)       (461)
  Acquisition of Sempra Energy Trading,
     net of cash acquired                                    (206)         --          --
  Contributions to decommissioning funds                      (22)        (22)        (22)
  Other - net                                                  23         (79)         11
                                                        ---------  -----------  ----------
        Net cash used in investing activities                (602)       (514)       (472)
                                                        ---------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Sale of Common Stock                                         17           8           6
  Redemption of Common Stock                                 (122)        (24)         --
  Redemption of Preferred Stock                                --        (225)        (30)
  Issuances of Long-Term Debt                                 798         304         125
  Payment on Long-Term Debt                                  (416)       (459)       (373)
  Increase (Decrease) in Short-Term Debt                       92          29        (133)
  Dividends on Common Stock                                  (301)       (300)       (293)
                                                        ---------  -----------  ----------
Net cash provided by (used in)financing activities             68        (667)       (698)
                                                        ---------  -----------  ----------
Increase (Decrease) in Cash and Cash Equivalents              384         (17)        135
Cash and Cash Equivalents, January 1                          430         447         312
                                                        ---------  -----------  ----------
Cash and Cash Equivalents, December 31                  $     814   $     430   $     447
                                                        =========  ===========  ==========



See notes to supplemental consolidated financial statements.



SEMPRA ENERGY
Supplemental Statements of Consolidated Cash Flows
                                                              Years Ended December 31,
                                                         ---------------------------------
(Dollars in millions)                                      1997        1996         1995
------------------------------------------------------------------------------------------
CHANGES IN OTHER WORKING CAPITAL COMPONENTS
 (Excluding cash and cash equivalents, short-term
   debt and long-term debt due within one year, and the
   effects from the acquisition of Sempra Energy Trading)

  Accounts and notes receivable                         $    (129)  $     (58)  $     119
  Inventories                                                  (2)         32          30
  Regulatory balancing accounts                                48           9         257
  Other current assets                                         41          40         (79)
  Accounts payable and other current liabilities             (122)         45         (16)
                                                         --------    --------     --------
          Net change in other working
           capital components                           $    (164)  $      68   $     311
                                                         ========    ========     ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    Acquisition of Sempra Energy Trading:
      Assets acquired                                   $     609   $      --   $      --
      Cash paid                                              (225)         --          --
                                                       ----------  -----------  ---------
      Liabilities assumed                               $     384   $      --   $      --
                                                       ==========  ===========  =========

    Real estate investments acquired                    $     126   $      97   $      50
    Cash paid                                                  --          --          (2)
                                                       ----------  -----------  ---------
    Liabilities assumed                                 $     126   $      97   $      48
                                                       ==========  ===========  =========

    Non-utility electric generation assets sold         $      77   $      --   $      --
    Cash received                                             (20)         --          --
    Loss on sale                                               (6)         --          --
                                                       ----------  -----------  ---------
    Note receivable obtained                            $      51   $      --   $      --
                                                       ==========  ===========  =========



See notes to supplemental consolidated financial statements.



SEMPRA ENERGY
SUPPLEMENTAL STATEMENTS OF CONSOLIDATED CHANGES IN SHAREHOLDERS' EQUITY

Years Ended
December 31, 1997, 1996, 1995

(Dollars in millions)
                                                                    Deferred
                                        Premium on                Compensation      Total
                             Common       Capital      Retained     Relating      Shareholders'
                              Stock        Stock       Earnings     to ESOP         Equity
----------------------------------------------------------------------------------------------
Balance at 12/31/94           $1,383       $  564       $  791       $  (54)      $2,684

Net income                                                 401                       401
Common stock dividends declared                           (293)                     (293)
Long-term incentive plan                        2                                      2
Stock sales                        6                                                   6
Adjustment of
   Quasi-reorganization           13                                                  13
Common stock released
   from ESOP                                                              2            2
----------------------------------------------------------------------------------------------
Balance at 12/31/95            1,402          566          899          (52)       2,815

Net income                                                 427                       427
Common stock dividends declared                           (300)                     (300)
Long-term incentive plan                        1                                      1
Stock sales                        8                                                   8
Stock repurchases                (24)                                                (24)
Common stock released
   from ESOP                                                              3            3
----------------------------------------------------------------------------------------------
Balance at 12/31/96            1,386          567        1,026          (49)       2,930

Net income                                                 432                       432
Common stock dividends declared                           (301)                     (301)
Long-term incentive plan                        1                                      1
Stock sales                       17                                                  17
Stock repurchases                (56)         (66)                                  (122)
Common stock released
   from ESOP                                                              2            2
----------------------------------------------------------------------------------------------
Balance at 12/31/97           $1,347       $  502       $1,157       $  (47)      $2,959
==============================================================================================


Sempra Energy is authorized to issue 750,000,000 shares of no par value common stock. The number of common shares issued and outstanding at December 31, 1997 and 1996 is 235,598,111 and 239,960,590, respectively. Sempra Energy is authorized to issue
50,000,000 shares of preferred stock, which may be issued in one or more series.



See notes to supplemental consolidated financial statements.



SEMPRA ENERGY
SUPPLEMENTAL STATEMENTS OF CONSOLIDATED FINANCIAL
INFORMATION BY SEGMENTS OF BUSINESS

In millions of dollars
At December 31 or for the
years then ended                               1997         1996         1995
----------------------------------          -----------  -----------  -----------

Revenues and Other Income (A)               $     5,127  $     4,524  $     4,201
                                            ===========  ===========  ===========
Income (Loss) from Operations (B)
  Gas utility operations                    $       578  $       492  $       534
  Electric utility operations                       460          457          417
  Other                                             (99)         (22)         (65)
                                            -----------  -----------  -----------
       Total                                $       939  $       927  $       886
                                            ===========  ===========  ===========
Depreciation and Decommissioning
  Gas utility operations                    $       288  $       283  $       270
  Electric utility operations                       287          279          228
  Other                                              29           25           23
                                            -----------  -----------  -----------
       Total                                $       604  $       587  $       521
                                            ===========  ===========  ===========
Expenditures for Property, Plant
    and Equipment (C)
  Gas utility operations                    $       195  $       239  $       281
  Electric utility operations                       161          167          171
  Other                                              41            7            9
                                            -----------  -----------  -----------
       Total                                $       397  $       413  $       461
                                            ===========  ===========  ===========
Identifiable Assets
  Property, plant and equipment - net
    Gas utility operations                  $     3,523  $     3,617  $     3,654
    Electric utility operations                   2,487        2,626        2,737
    Other                                           109          100           69
                                            -----------  -----------  -----------
       Total                                      6,119        6,343        6,460
                                            -----------  -----------  -----------
  Inventories
    Gas utility operations                           53           57           84
    Electric utility operations                      50           47           54
    Other                                             8            9            7
                                             ----------- -----------  -----------
       Total                                        111          113          145
                                             ----------- -----------  -----------
  Other identifiable assets
    Gas utility operations                        1,193        1,247        1,250
    Electric utility operations                     771          697          802
    Other                                         1,958        1,183        1,163
                                            -----------  -----------  -----------
       Total                                      3,922        3,127        3,215
                                            -----------  -----------  -----------
Other Assets                                        599          179           17
                                            -----------  -----------  -----------
Total Assets                                $    10,751  $     9,762  $     9,837
                                            ===========  ===========  ===========


(A) The detail to operating revenues is provided in the Statements of Supplemental Consolidated Income. These margins arose from interdepartmental transfers of $144 million in 1997, $111 million in 1996 and $85 million in 1995, based on transfer pricing approved by the California Public Utilities Commission in tariff rates.

(B) Before interest and income taxes. SDG&E corporate expenses are allocated between electric and gas operations in accordance with regulatory accounting requirements.

(C) Excluding allowance for equity funds used during construction.


See notes to supplemental consolidated financial statements.



REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Sempra Energy

We have audited the accompanying supplemental consolidated balance sheets of Sempra Energy and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, cash flows, changes in shareholders' equity and financial information by segments of business for each of the three years in the period ended
December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
The supplemental consolidated financial statements give retroactive effect to the merger of Enova Corporation and Pacific Enterprises into Sempra Energy on June 26, 1998, which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Sempra Energy and subsidiaries after financial statements covering the date of consummation of the business combination are issued.
In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sempra Energy and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

/S/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
San Diego, California
June 26, 1998


SEMPRA ENERGY
FOR THE YEAR ENDED DECEMBER 31, 1997.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BUSINESS COMBINATION
On June 26, 1998 (pursuant to an October 1996 agreement) Enova Corporation (Enova) and Pacific Enterprises (PE) combined the two companies into a new company named Sempra Energy. As a result of the combination, (i) each outstanding share of common stock of Enova converts into one share of common stock of Sempra Energy,
(ii) each outstanding share of common stock of PE converts into
1.5038 shares of common stock of Sempra Energy and (iii) the preferred stock and preference stock of Enova's principal subsidiary, San Diego Gas & Electric Company (SDG&E); PE; and PE's principal subsidiary, Southern California Gas Company (SoCalGas) remain outstanding.
    The March 1998 decision of the California Public Utilities Commission (CPUC) approving the business combination calls for the equal sharing of the combination's net cost savings between shareholders and customers, but only for five years rather than the ten years sought, leaving the treatment of savings after the first five years to a future commission decision. If the cost savings after the first five years is fully allocated to customers, the expected total net shareable savings would be reduced from $1.1 billion to $340 million. In addition, the decision requires, among other things, the divestiture by SDG&E of its gas-fired generation units (already in progress - see Note 13) and the sale (before September 1998) by SoCalGas of its options to purchase the California portions of the Kern River and Mojave Pipeline gas-transmission facilities. Additional information concerning Enova/PE joint activities is discussed in Note 3.
    The combination is a tax-free transaction and is accounted for as a pooling of interests. The corporate headquarters is located in San Diego, California. Headquarters for SDG&E and SoCalGas, whose names will be retained, will remain in San Diego and Los Angeles, respectively.
    Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the period during which consummation occurred. These supplemental consolidated financial statements do not extend through the date of consummation of the business combination; however, they will become the historical consolidated financial statements of Sempra Energy and subsidiaries when financial statements covering the date of consummation of the business combination are issued.
    The per-share data shown on the supplemental consolidated statements of income reflect the conversion of Enova common stock and of PE common stock into Sempra Energy common stock, as described above. The supplemental consolidated financial statements are presented as if the companies were combined during all periods included therein.
     Financial statement presentation differences between Enova and PE have been adjusted in the financial statements. Pro forma adjustments for the periods presented were made to eliminate intercompany transactions between Enova and PE and to reflect the consolidation of certain subsidiaries, Sempra Energy Solutions, Sempra Energy Trading, and two Mexican joint ventures, Distribuidora de Gas Natural de Mexicali and Distribuidora de Gas Natural de Chihuahua, that were previously accounted for by the equity method on the separate books of Enova and PE. The only significant intercompany adjustments were the eliminations of SoCalGas' sales of natural-gas transportation and storage to SDG&E. These sales amounted to $55 million, $60 million and $48 million in 1997, 1996 and 1995, respectively. The net effects from the consolidation of the previously unconsolidated subsidiaries increased Sempra Energy's total revenues and other income by $207 million for 1997 and total assets by $642 million at December 31, 1997 from the combined amounts that were separately reported in the Enova and PE financial statements. The elimination of intercompany sales (primarily the sales of natural-gas transportation and storage from SoCalGas to SDG&E) reduced total revenues and other income by $81 million, $60 million and $48 million in 1997, 1996 and 1995, respectively.
     The results of operations for PE and Enova as reported as separate companies are as follows (in millions of dollars):



                        Pacific Enterprises                   Enova
                     ------------------------        ------------------------
                     1997      1996      1995        1997      1996      1995
                     ----      ----      ----        ----      ----      ----
Revenues and
  Other Income      $2,777    $2,588    $2,377      $2,224    $1,996    $1,871
Net Income          $  180    $  196    $  175      $  252    $  231    $  226



     None of the future impacts resulting from combining the operations of Enova and PE, such as the estimated cost savings arising from the business combination, have been reflected in the financial statements. Transaction costs (including fees for financial advisors, attorneys, consultants, filings and printing) have been charged to operating and maintenance expense as incurred in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations." These amounted to $15 million and $10 million for 1997 and 1996, respectively. An additional $24 million is expected to be incurred subsequent to December 31, 1997.


NOTE 2: SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations The supplemental consolidated financial statements include Enova Corporation and Pacific Enterprises and their subsidiaries, including SDG&E, SoCalGas, Sempra Energy
Solutions and Sempra Energy Trading.

Property, Plant and Equipment Utility plant represents the buildings, equipment and other facilities used by SDG&E and SoCalGas to provide gas and electric service. The cost of utility plant includes labor, materials, contract services and related items, and an allowance for funds used during construction. The cost of retired depreciable utility plant, plus removal costs minus salvage value is charged to accumulated depreciation. Information regarding electric industry restructuring and its effect on utility plant is included in Note 13. Combined utility plant in service by major functional categories at December 31, 1997, are: gas operations $6.8 billion, electric generation $1.8 billion, electric distribution $2.3 billion, electric transmission $0.7 billion and other electric $0.3 billion. The corresponding amounts at December 31, 1996 were essentially the same as 1997. Accumulated depreciation and decommissioning of gas and electric utility plant in service at December 31, 1997, are $3.3 billion and $2.6 billion, respectively, and at December 31, 1996, were $3.2 billion and $2.2 billion, respectively. Depreciation expense is based on the straight-line method over the useful lives of the assets or a shorter period prescribed by the CPUC. The provisions for depreciation as a percentage of average depreciable utility plant (by major functional categories) in 1997 and (in 1996, 1995, respectively) are: gas operations 4.31 (4.35, 4.33), electric generation 8.83 (7.57, 4.04), electric distribution 4.39 (4.38, 4.36), electric transmission 3.28 (3.25, 3.21), and other electric
6.02 (5.95, 5.89). The increases for electric generation in 1997 and 1996 reflect the accelerated recovery of San Onofre Nuclear Generating Station (SONGS) Units 2 and 3 approved by the CPUC in April 1996.

Inventories Included in inventories at December 31, 1997, are SDG&E's and SoCalGas' $56 million of materials and supplies ($53 million in 1996), and $47 million of natural gas and SDG&E's fuel oil ($51 million in 1996). Materials and supplies are generally valued at the lower of average cost or market; fuel oil and natural gas are valued by the last-in first-out (LIFO) method.

Other Current Liabilities Included in other current liabilities at December 31, 1997 are $81 million of accrued salaries and benefits ($65 million in 1996) and $21 million of deferred lease revenue
($33 million in 1996).

Trading Instruments Trading assets and trading liabilities are recorded on a trade-date basis at fair value and include option premiums paid and received, and unrealized gains and losses from exchange-traded futures and options, over the counter (OTC) swaps, forwards, and options. Unrealized gains and losses on OTC transactions reflect amounts which would be received from or paid to a third party upon settlement of the contracts. Unrealized gains and losses on OTC transactions are reported separately as assets and liabilities unless a legal right of setoff exists under a master netting arrangement enforceable by law. Principal transaction revenues are recognized on a trade-date basis and include realized gains and losses, and the net change in unrealized gains and losses.
     Futures and exchange-traded option transactions are recorded as contractual commitments on a trade-date basis and are carried at fair value based on closing exchange quotations. Commodity swaps and forward transactions are accounted for as contractual commitments on a trade-date basis and are carried at fair value derived from dealer quotations and underlying commodity exchange quotations. OTC options are carried at fair value based on the use of the valuation models that utilize, among other things, current interest, commodity and volatility rates, as applicable. For long-dated forward transactions, where there are no dealer or exchange quotations, fair values are derived using internally developed valuation methodologies based on available market information. Where market rates are not quoted or where management deems appropriate, current interest, commodity and volatility rates are estimated by reference to current market levels. Given the nature, size and timing of transactions, estimated values may differ from realized values. Changes in the fair value are recorded currently in income.

Allowance for Funds Used During Construction (AFUDC) The allowance represents the cost of funds used to finance the construction of utility plant and is added to the cost of utility plant. AFUDC also increases income, as an offset to interest charges in the supplemental statements of consolidated income, although it is not a current source of cash.

Effects of Regulation SDG&E and SoCalGas accounting policies conform with generally accepted accounting principles for regulated enterprises and reflect the policies of the CPUC and the Federal Energy Regulatory Commission (FERC). Interstate natural-gas transmission subsidiaries follow accounting policies authorized by the FERC.
     SDG&E and SoCalGas have been preparing their financial statements in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," under which a regulated utility may record a regulatory asset if it is probable that, through the ratemaking process, the utility will recover that asset from customers. Regulatory liabilities represent future reductions in revenues for amounts due to customers. To the extent that portions of SDG&E and SoCalGas operations are no longer subject to SFAS No. 71, or recovery is no longer probable as a result of changes in regulation or their competitive position, the related regulatory assets and liabilities would be written off. In addition, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of," affects utility plant and regulatory assets such that a loss must be recognized whenever a regulator excludes all or part of an asset's cost from rate base. As discussed in Note 13, California enacted a law restructuring the electric-utility industry. The law adopts the December 1995 CPUC policy decision, and allows California electric utilities the opportunity to recover existing utility plant and regulatory assets over a transition period that ends in 2001. SDG&E has ceased the application of SFAS No. 71 with respect to its electric-generation business. The applicability of SFAS No. 121 continues to be evaluated as industry restructuring progresses. Additional information concerning regulatory assets and liabilities is described below in "Revenues and Regulatory Balancing Accounts" and in Note 13.

Revenues and Regulatory Balancing Accounts Revenues from utility customers have consisted of deliveries to customers and the changes in regulatory balancing accounts. The amounts included in regulatory balancing accounts at December 31, 1997 represent a $355 million net receivable for SoCalGas combined with a $58 million net payable for SDG&E. The corresponding amounts at December 31, 1996 were $285 million net receivable and $35 million net payable for SoCalGas and SDG&E, respectively.
     Previously earnings fluctuations from changes in the costs of fuel oil, purchased energy and natural gas, and consumption levels for electricity and the majority of natural gas were eliminated by balancing accounts authorized by the CPUC. This is still the case for natural-gas operations. However, as a result of California's electric-restructuring law, beginning in 1997 overcollections recorded in SDG&E's Energy Cost Adjustment Clause (ECAC) and Electric Revenue Adjustment Mechanism (ERAM) balancing accounts were transferred to the Interim Transition Cost Balancing Account (ITCBA), which is being applied to transition cost recovery (see
Note 13). At December 31, 1997, overcollections of $130 million were included in this account. Of this amount, $98 million of overcollections were recorded at December 31, 1996. The elimination of ECAC and ERAM resulted in quarter-to-quarter earnings volatility in 1997. This earnings volatility will continue in future years. Additional information on electric-industry restructuring is included in Note 13.

Regulatory Assets Regulatory Assets include SDG&E's and SoCalGas' unrecovered premium on early retirement of debt, post-retirement benefit costs, deferred income taxes recoverable in rates and other regulatory-related expenditures that the companies expect to recover in future rates, excluding generation operations (discussed above). These items are amortized as recovered in rates. The net regulatory assets associated with SDG&E's generation operations at December 31, 1997, were credited to the ITCBA.

Nuclear Decommissioning Liability Deferred credits and other liabilities at December 31, 1997 include $117 million ($96 million in 1996) of accumulated decommissioning costs associated with SDG&E's SONGS Unit 1, which was permanently shut down in 1992. Additional information on SONGS Unit 1 decommissioning costs is included in Note 6.

Quasi-Reorganization and Discontinued Operations During 1993, PE completed a strategic plan to refocus on its natural-gas utility and related businesses. The strategy included the divestiture of its merchandising operations and substantially all of its oil and gas exploration and production business. In connection with the divestitures, PE effected a quasi-reorganization for financial reporting purposes effective December 31, 1992. Fair value adjustments charged to common stock totaled $190 million. Additionally, the accumulated deficit in retained earnings of $452 million at December 31, 1992 was eliminated by a reduction in the common stock account.
     In connection with the sale of its merchandising operations, PE assumed the merchandising group's Employee Stock Ownership Plan
(ESOP) and related indebtedness (See Notes 5 and 8). In addition, the merchandising group's buyer agreed to reimburse PE for a portion of the ESOP quarterly debt service. In April 1994, PE received a $65 million payment from the buyer. This payment primarily reflected the settlement of the buyer's remaining debt service obligation. It also canceled a warrant granted to the company in connection with the sale of the merchandising operations to purchase approximately 10 percent of the buyer's common stock. Since the sale of the merchandising operations was recorded prior to the quasi-reorganization, the settlement and resolution of other contingencies related to the ESOP resulted in a $114 million increase to shareholders' equity, of which $37 million was to common stock.
     Certain of the liabilities established in connection with discontinued operations and the quasi-reorganization were favorably resolved in 1995, including the sale of ownership in PE's headquarters building and settlement of certain lawsuits remaining from the oil exploration and production business. Excess reserves of $13 million resulting from the favorable resolution of these issues have been added to shareholders' equity. Other liabilities will be resolved in future years. As of December 31, 1997, management believes the provisions for these matters are adequate.
     The supplemental consolidated financial statements for periods prior to 1996 reflect Enova's June 1995 sale of Wahlco Environmental Systems, Inc. as discontinued operations, in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Effects of a Disposal of a Segment of Business." For 1995, income from discontinued operations (net of income taxes) was $0.1 million (not separately disclosed on the supplemental consolidated statement of income due to immateriality). The components of this are summarized in the table below:

In millions of dollars                                       1995
-------------------------------------------------------------------
Revenues                                                   $  24
Loss from operations before income taxes                      --
Loss on disposal before income taxes                         (12)
Income tax benefits                                           12

The loss on disposal of Wahlco reflects the sale of Wahlco and Wahlco's 1995 net operating losses prior to the sale.

Use of Estimates in the Preparation of the Financial Statements The preparation of the supplemental consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Statements of Supplemental Consolidated Cash Flows Cash equivalents are highly liquid investments with original maturities of three months or less, or investments that are readily convertible to cash.

Basis of Presentation Certain prior-year amounts have been reclassified from the predecessor companies' classifications to conform to the format of these financial statements.


NOTE 3: SIGNIFICANT ACQUISITIONS AND JOINT VENTURES
Sempra Energy Trading On December 31, 1997, Enova and PE completed their acquisition (50% interest each) of Sempra Energy Trading (then known as AIG Trading Corporation), for $225 million. The transaction is being accounted for by the purchase method in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations."
    Sempra Energy Trading derives a substantial portion of its revenue from market making and trading activities, as principal, in natural gas, petroleum and electricity. It quotes bid and offer prices to end users and to other market makers. It also earns trading profits as a dealer by structuring and executing transactions that permit its counterparties to manage their risk profiles. In addition, it takes positions in energy markets based on the expectation of future market conditions. These positions may be offset with similar positions or may be offset in the exchange-traded markets. These positions include options, forwards, futures and swaps. These financial instruments represent contracts with counterparties whereby payments are linked to or derived from energy-market indices or on terms predetermined by the contract, which may or may not be financially settled by Sempra Energy Trading. For the year ended December 31, 1997, all of Sempra Energy Trading's derivative transactions were held for trading purposes.
    Market risk arises from the potential for changes in the value of financial instruments resulting from fluctuations in natural gas, petroleum and electricity commodity exchange prices and basis. Market risk is also affected by changes in volatility and liquidity in markets in which these instruments are traded.
    Sempra Energy Trading also carries an inventory of financial instruments. As trading strategies depend on both market making and proprietary positions, given the relationships between instruments and markets, those activities are managed in concert in order to maximize trading profits.
    Sempra Energy Trading's credit risk from financial instruments as of December 31, 1997 is represented by the positive fair value of financial instruments after consideration of master netting agreements and collateral. Credit risk disclosures, however, relate to the net accounting losses that would be recognized if all counterparties failed completely to perform their obligations. Options written do not expose Sempra Energy Trading to credit risk. Exchange-traded futures and options are not deemed to have significant credit exposure as the exchanges guarantee that every contract will be properly settled on a daily basis.

    The following table approximates the counterparty credit quality and exposure of Sempra Energy Trading expressed in terms of net replacement value (in millions of dollars):

                                 Futures,
                               Forward and
                                   Swap          Purchased
                                 Contracts        Options     Total
                               ------------      ---------  -------
Counterparty credit quality:
  AAA                            $ 58            $ --          $ 58
  AA                               34               3            37
  A                               216              11           227
  BBB                             171               3           174
  Below investment grade           37               2            39
  Exchanges                        23               1            24
                                 ----            ----          ----
                                 $539            $ 20          $559
                                 ====            ====          ====

    Financial instruments with maturities or repricing characteristics of 180 days or less, including cash and cash equivalents, are considered to be short-term and, therefore, the carrying values of these financial instruments approximate their fair values. Sempra Energy Trading's commodities owned, trading assets and trading liabilities are carried at fair value. The average fair values during the year, based on quarterly observation, for trading assets and trading liabilities which are considered financial instruments with off-balance sheet risk approximate $620 million and $540 million, respectively. The fair values are net of the amounts offset pursuant to rights of setoff based on qualifying master netting arrangements with counterparties, and do not include the effects of collateral held or pledged.
    Sempra Energy Trading had net assets of $30 million at December 31, 1997. The difference between the cost and the underlying equity in the net assets acquired is being amortized over 15 years.
    As of December 31, 1997, Sempra Energy Trading's trading assets and trading liabilities approximate the following:

In millions of dollars
-------------------------------------------------------------------
Trading Assets
  Unrealized gains on swaps and forwards                      $ 497
  Due from commodity clearing organization and clearing brokers  41
  OTC commodity options purchased                                33
  Due from trading counterparties                                16
-------------------------------------------------------------------
      Total                                                   $ 587
===================================================================

Trading Liabilities
   Unrealized losses on swaps and forwards                    $ 487
   Due to trading counterparties                                 41
   OTC commodity options written                                 29
-------------------------------------------------------------------
      Total                                                   $ 557
===================================================================

    The notional amounts of Sempra Energy Trading's financial instruments are provided below and include a maturity profile as of December 31, 1997, based upon the expected timing of the future cash flows. The notional amounts do not necessarily represent the amounts exchanged by parties to the financial instruments and do not measure Sempra Energy Trading's exposure to credit or market risks. The notional or contractual amounts are used to summarize the volume of financial instruments, but do not reflect the extent to which positions may offset one another. Accordingly, Sempra Energy Trading is exposed to much smaller amounts potentially subject to risk.




                          Within    One to Five    Five to Ten    After
In millions of dollars   One Year      Years         Years      Ten Years  Total
--------------------------------------------------------------------------------
Forwards and
   commodity swaps        $3,175        $458          $90         $74     $3,797
Futures                      856         189           --          --      1,045
Options purchased            704          52           --          --        756
Options written              592          62           --          --        654
--------------------------------------------------------------------------------
      Total               $5,327        $761          $90         $74     $6,252
================================================================================



    On a pro forma basis, the results of operations for Sempra Energy, which include Sempra Energy Trading as if it were acquired on January 1, 1996 (rather than December 31, 1997) are summarized as follows (unaudited, in millions of dollars, except per share amounts):

                         1997            1996
                         ----            ----
Revenues and
  Other Income         $ 5,175         $ 4,601
Net Income             $   419         $   409
Earnings Per Share
  (Basic)              $  1.73         $  1.74
  (Diluted)            $  1.72         $  1.74


Sempra Energy Solutions In January 1998 Sempra Energy Solutions, then a joint venture of PE and Enova, completed the acquisition of CES/Way International, a leading national energy-service provider. In September 1997 Sempra Energy Solutions formed a joint venture with Bangor Hydro to build, own and operate a $40 million natural-gas distribution system in Bangor, Maine. In December 1997, Sempra Energy Solutions signed a partnership agreement with Frontier Utilities to build and operate a $55 million natural-gas distribution system in North Carolina.

International Gas Distribution Projects Sempra Energy International (comprised of Enova International and Pacific Enterprises International) and Proxima S.A. de C.V., partners in the Mexican companies Distribuidora de Gas Natural de Mexicali and Distribuidora de Gas Natural de Chihuahua, are the licensees to build and operate natural-gas distribution systems in Mexicali and Chihuahua. DGN - Mexicali will invest up to $25 million during the first five years of the 30-year license period. DGN - Chihuahua plans to invest $50 million in the gas-distribution project in Chihuahua over the next five years. Sempra Energy International owns interests of 60 and 95 percent in the Mexicali and Chihuahua projects, respectively.

El Dorado Power Project In December 1997 Sempra Energy Resources (formerly Enova Power Corporation) and Houston Industries Power Generation (HIPG) formed a joint venture, El Dorado Energy, to build, own and operate a 480-megawatt natural-gas-fired plant in Boulder City, Nevada. Total cost of construction is expected to be $280 million, with each company providing 50 percent of the funding. Sempra Energy Resources and HIPG each will be responsible for 50 percent of the plant's fuel procurement and output marketing. Construction on the plant began in the second quarter of 1998 and is expected to be completed in the fourth quarter of 1999.


NOTE 4: SHORT-TERM BORROWINGS
At December 31, 1997 and 1996 Sempra Energy had $354 million and $358 million, respectively, of commercial paper obligations outstanding. Approximately $94 million of the outstanding commercial paper in 1997 relates to the restructuring costs associated with certain long-term gas-supply contracts under the Comprehensive Settlement (see Note 13). The weighted average annual interest rate of commercial paper obligations outstanding was 5.78% and 5.36% at December 31, 1997 and 1996, respectively.
     At December 31, 1996, $96 million of the commercial paper was classified as long-term debt, since the intent was to continue to refinance that portion of the debt on a long-term basis. No commercial paper was classified as long-term debt at December 31, 1997.




NOTE 5:  LONG-TERM DEBT AND PREFERRED STOCK

In millions of dollars
                                                 Balance at December 31,
                                                ------------------------
LONG TERM DEBT                                      1997         1996
                                                -----------  -----------
First mortgage bonds
  5.5% due March 1, 1997                        $    --      $    25
  6.5%, due December 15, 1997                        --          125
  5.25%, due March 1, 1998                          100          100
  7.625% due June 15, 2002                           80           80
  6.875%, due August 15, 2002                       100          100
  5.75%, due November 15, 2003                      100          100
  6.8% due June 1, 2015                              14           14
  5.9% due June 1, 2018                              71           71
  Variable % due June 1, 2018                        --           15
  5.9% due September 1, 2018                         93           93
  6.1% and 6.4% due September 1, 2018 and 2019      118          118
  9.625% due April 15, 2020                          54          100
  Variable % due September 1, 2020                   58           58
  Variable % due September 1, 2020                   17           17
  5.85% due June 1, 2021                             60           60
  8.75%, due October 1, 2021                        150          150
  8.5% due April 1, 2022                             44           60
  8.75% due March 1, 2023                            --           25
  7.375%, due March 1, 2023                         100          100
  7.5%, due June 15, 2023                           125          125
  6.875%, due November 1, 2025                      175          175
  Various % due December 1, 2027                    250          250
                                                -----------  -----------
        Total                                     1,709        1,961
                                                -----------  -----------
Rate-reduction bonds                                658           --
                                                -----------  -----------
Debt incurred to acquire limited partnerships,
    secured by real estate, at 6.8% to 9.0%,
    payable annually through 2008                   313          219
                                                -----------  -----------
Various unsecured obligations at 5.125%
    to 8.75% due from 1997 to 2006                  296          282
                                                -----------  -----------
Various unsecured obligations at fixed (5.9%)
    and variable (4.3% to 5.0% at December 31,
    1997) rates due from 2014 to 2023               254          229
                                                -----------  -----------
Capitalized leases                                  106          120
                                                -----------  -----------
       Total                                      3,336        2,811
                                                -----------  -----------
Less:
Current portion of long-term debt                   270          219
Unamortized discount on long-term debt               21           18
                                                -----------  -----------
                                                    291          237
                                                -----------  -----------
Total                                           $ 3,045      $ 2,574
                                                ===========  ===========



Excluding capital leases, which are described in Note 12, maturities of long-term debt, including PE's Employees Stock
Ownership Plan, are $263 million due in 1998, $325 million in 1999, $140 million in 2000, $221 million in 2001 and $280 million in 2002. SDG&E and SoCalGas have CPUC authorization to issue an additional $655 million in long-term debt. Although holders of variable-rate bonds may elect to redeem them prior to scheduled maturity, for purposes of determining the maturities listed above, it is assumed the bonds will be held to maturity.

First Mortgage Bonds First mortgage bonds are secured by a lien on substantially all utility plant. In addition, certain assets of the non-utility subsidiaries are pledged as collateral for SoCalGas' first mortgage bonds. SDG&E and SoCalGas may issue additional first mortgage bonds upon compliance with the provisions of their bond indentures, which provide for, among other things, the issuance of an additional $1.5 billion of first mortgage bonds at December 31, 1997.
     During 1997, SDG&E and SoCalGas retired $252 million of first mortgage bonds, of which $102 million (SDG&E) was retired prior to scheduled maturity.
     SDG&E first mortgage bonds totaling $249 million have variable-interest-rate provisions. SoCalGas' first mortgage bonds do not have variable-rate provisions. Certain first mortgage bonds may be called at SDG&E's or SoCalGas' option. Of the remaining bonds, $54 million are callable in the year 2000, $150 million in 2001, $237 million in 2002, and $624 million in 2003; $94 million are non-callable.

Rate Reduction Bonds In December 1997, $658 million of rate-reduction bonds were issued on behalf of SDG&E at an average interest rate of 6.26 percent. These bonds were issued to facilitate the 10-percent rate reduction mandated by California's electric-restructuring law. These bonds are being repaid over 10 years by SDG&E's residential and small commercial customers via a charge on their electricity bills. These bonds are secured by the revenue streams collected from customers and are not secured by, or payable from, utility assets.

Unsecured Debt Various long-term obligations totaling $550 million are unsecured. During 1997, Sempra Energy issued $145 million of unsecured debt, of which $120 million in medium-term notes were issued by SoCalGas to finance working capital requirements.
Unsecured bonds totaling $124 million have variable-interest-rate provisions.

Debt of Employee Stock Ownership Plan (ESOP) and Trust The Trust covers substantially all of PE's employees and is used to partially fund PE's retirement savings program. It has an ESOP feature and holds approximately 2.1 million shares of PE's common stock. The variable rate ESOP debt held by the Trust bears interest at a rate necessary to place or remarket the notes at par. Principal is due on November 30, 1999 and interest is payable monthly through 1999.
PE is obligated to make contributions to the Trust sufficient to satisfy debt service requirements. As PE makes contributions to the Trust, these contributions, plus any dividends paid on the unallocated shares of PE's common stock held by the Trust, will be used to repay the debt. As dividends are increased or decreased, required contributions are reduced or increased, respectively.
Interest on ESOP debt amounted to $6 million in 1997 and 1996, and $7 million in 1995. Dividends used for debt service amounted to $3 million in each of the years ended 1997, 1996 and 1995, and are deductible for only federal income tax purposes.

Interest Payments Interest payments, including those applicable to short-term borrowings, amounted to $193 million in 1997, $205 million in 1996 and $215 million in 1995.

Credit Agreements At December 31, 1997 Sempra Energy had various multi-year credit agreements that expire between 1998 to 2000.
Credit lines totaling $700 million are available to support commercial paper (see Note 4). Credit lines totaling $640 million provide a committed source of medium-term and long-term borrowings.
At December 31, 1997 these bank lines of credit were unused. The interest rates on the lines vary and are derived from formulas based on market rates and credit ratings. Commitment fees on all bank lines are paid on the unused portion of the lines and there are no requirements for compensating balances.

Swap Agreements In February 1986 SoCalGas issued SFr. 100 million of 5 1/8% bonds maturing on February 6, 1998. SoCalGas hedged the currency exposure by entering into a swap transaction with a major international bank. As a result, the bond issue, interest payments and other ongoing costs were swapped for fixed annual payments.
The terms of the swap result in a U.S. dollar liability of $47 million at an interest rate of 9.725%.
     SDG&E periodically enters into interest-rate swap and cap agreements to moderate its exposure to interest-rate changes and to lower its overall cost of borrowings. At December 31, 1997, SDG&E had such an agreement, maturing in 2002, with underlying debt of $45 million.

PREFERRED STOCK OF SUBSIDIARIES

Pacific Enterprises
                                            Balance at December 31,
                               Call   -----------------------------
In millions of dollars         Price         1997              1996
                                      -----------------------------
Preferred stock - cumulative,
  no par value:
    $4.75 Dividend, 200,000
      shares outstanding      $100.00     $    20           $    20
    $4.50 Dividend, 300,000
      shares outstanding      $100.00          30                30
    $4.40 Dividend, 100,000
      shares outstanding      $101.50          10                10
    $4.36 Dividend, 200,000
      shares outstanding      $101.00          20                20
    $4.75 Dividend, 253
      shares outstanding      $101.00          --                --
    Unclassified, 9,199,747
      shares authorized                        --                --
                                      -----------------------------
      Total                               $    80           $    80
                                      =============================
Class A preferred stock - cumulative,
  no par value, 5,000,000 shares authorized    --                --
                                      =============================

All or any part of every series of presently outstanding PE preferred stock is subject to redemption at PE's option at any time upon not less than 30 days notice, at the applicable redemption prices for each series, together with the accrued and accumulated dividends to the date of redemption. None of the outstanding series of PE preferred stock has any conversion rights. At
December 31, 1995, PE had 1,100 shares of Remarketed Preferred,
Series A Stock (RP) outstanding with a liquidation preference of $100,000 per share. In April 1996, PE exercised its option to redeem the RP shares, in whole, at $100,000 per share plus accumulated dividends. In connection with the redemption of the RP, PE recorded a $2.4 million nonrecurring charge to reflect the write-off of the original issuance underwriting discount.

SoCalGas
                                          Balance at December 31,
                                       --------------------------
In millions of dollars                       1997            1996
-----------------------------------------------------------------
6%, $25 par value, 28,664 shares outstanding $  1           $   1
6% Series A, $25 par value, 783,032
  shares outstanding                           19              19
Series Preferred, no par value
  7.75%, $25 stated value, 3,000,000
    shares outstanding                         75              75
                                    -----------------------------
                                             $ 95           $  95
                                    =============================

None of SoCalGas' series of preferred stock are callable. On
February 2, 1998, SoCalGas redeemed all outstanding shares of 7.75%
Series Preferred Stock at a price per share of $25 plus $0.09 of dividends accruing to the date of redemption. The total cost to SoCalGas was approximately $75.3 million.

SDG&E

                                          Balance at December 31,
                                      -----------------------------
In millions of dollars          Call
except call price               Price          1997            1996
-------------------------------------------------------------------
Not subject to mandatory
  redemption
   $20 par value, authorized
     1,375,000 shares
      5% Series, 375,000
        shares outstanding     $ 24.00      $     8         $     8
      4.50% Series, 300,000
        shares outstanding     $ 21.20            6               6
      4.40% Series, 325,000
        shares outstanding     $ 21.00            7               7
      4.60% Series, 373,770
        shares outstanding     $ 20.25            7               7
  Without par value
      $1.70 Series, 1,400,000
        shares outstanding     $ 25.85           35              35
      $1.82 Series, 640,000
        shares outstanding     $ 26.00           16              16
                                        ---------------------------
    Total not subject to
      mandatory redemption                  $    79         $    79
                                        ===========================
Subject to mandatory redemption
  Without par value
      $1.7625 Series, 1,000,000
        shares outstanding     $ 25.00      $    25         $    25
                                        ===========================

All series of SDG&E's preferred stock have cumulative preferences as to dividends. The $20 par value preferred stock has two votes per share on matters being voted upon by shareholders of SDG&E and a liquidation value at par, whereas the no par value preferred stock is nonvoting and has a liquidation value of $25 per share.
SDG&E is authorized to issue 10,000,000 shares of no par value stock (both subject to and not subject to mandatory redemption).
Enova is authorized to issue 30,000,000 shares of no par value stock, of which no shares were issued and outstanding at December
31, 1997. All series are currently callable except for the $1.70 and $1.7625 series (callable in 2003), and the $1.82 series
(callable November 1998). The $1.7625 series has a sinking fund requirement to redeem 50,000 shares per year from 2003 to 2007; the remaining 750,000 shares must be redeemed in 2008.


NOTE 6: FACILITIES UNDER JOINT OWNERSHIP
SONGS and the Southwest Powerlink transmission line are owned jointly by SDG&E and other utilities. SDG&E's interests at December
31, 1997, are:

In millions of dollars
-------------------------------------------------------------------
                                                         Southwest
Project                                      SONGS       Powerlink
-------------------------------------------------------------------
Percentage ownership                           20              89
Utility plant in service                   $1,143           $ 217
Accumulated depreciation                   $  593           $  96
Construction work in progress              $    9           $  --

     SDG&E's share of operating expenses is included in the supplemental statements of consolidated income. Each participant in the projects must provide its own financing. The amounts specified above for SONGS include nuclear production, transmission and other facilities.

SONGS Decommissioning Objectives, work scope and procedures for the future dismantling and decontamination of the SONGS units must meet the requirements of the Nuclear Regulatory Commission, the Environmental Protection Agency, the California Public Utilities
Code and other regulatory bodies.
    SDG&E's share of decommissioning costs for the SONGS units is estimated to be $401 million in current dollars and is based on studies performed and updated periodically by outside consultants.
The most recent study had been performed in 1993. A new study is underway, with results expected to be filed with the CPUC in the fourth quarter of 1998. A new escalation methodology was utilized to estimate the liability in 1997. This methodology was authorized by the CPUC in its 1996 Performance-Based Ratemaking decision for Southern California Edison (principal owner of SONGS), and incorporates an internal rate-of-return calculation that results in higher escalation amounts. Although electric-industry restructuring legislation requires that stranded costs, which include SONGS plant costs, be amortized in rates by 2001, the recovery of decommissioning costs is allowed until the time as the costs are fully recovered.
     The amount accrued each year is based on the amount allowed by regulators and is currently being collected in rates. This amount is considered sufficient to cover SDG&E's share of future decommissioning costs. The depreciation and decommissioning expense reflected on the supplemental statements of consolidated income includes $22 million of decommissioning expense for each of the years 1997, 1996 and 1995.
     The amounts collected in rates are invested in externally managed trust funds. In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the securities held by the trust are considered available for sale and are adjusted to market value ($399 million at December 31, 1997, and $328 million at December 31, 1996) and shown on the supplemental consolidated balance sheets. The fair values reflect unrealized gains of $89 million and $50 million at December 31, 1997, and 1996, respectively. The corresponding accumulated accrual is included on the supplemental consolidated balance sheets in "Accumulated Depreciation and Amortization" for SONGS Units 2 and 3 and in "Deferred Credits and Other Liabilities" for Unit 1. SONGS
Unit 1 was permanently shut down in 1992.
     The Financial Accounting Standards Board is reviewing the accounting for liabilities related to closure and removal of long-lived assets, such as nuclear power plants, including the recognition, measurement and classification of such costs. The
Board could require, among other things, that Sempra Energy's future balance sheets include a liability for the estimated decommissioning costs, and a related increase in the cost of utility plant.
     Additional information regarding SONGS is included in Notes 12 and 13.




NOTE 7: INCOME TAXES
Income tax payments totaled $274 million in 1997, $268 million in 1996 and $277 million in 1995.
    The components of accumulated deferred income taxes at December
31 are as follows:

In millions of dollars                         1997          1996
-------------------------------------------------------------------
Deferred tax liabilities
   Differences in financial and tax
      bases of utility plant                  $1,063        $1,170
   Regulatory balancing accounts                 133            95
   Regulatory asset                              120           135
   Partnership income                             21            49
   Other                                          85            66
-------------------------------------------------------------------
      Total deferred tax liabilities           1,422         1,515
-------------------------------------------------------------------
Deferred tax assets
   Unamortized investment tax credits             89            95
   Comprehensive settlement                      117            90
   Postretirement benefits                        90            95
   Other regulatory                              110            93
   Restructuring costs                            54            46
   Other                                         204           320
-------------------------------------------------------------------
      Total deferred tax assets                  664           739
-------------------------------------------------------------------
Net deferred income tax liability                758           776
Current portion (net asset)                       15            42
-------------------------------------------------------------------
Non-current portion (net liability)           $  773        $  818
===================================================================

       The components of income tax expense are as follows:

In millions of dollars            1997         1996          1995
-------------------------------------------------------------------
Current
   Federal                        $236          $183          $204
   State                            63            65            75
-------------------------------------------------------------------
      Total current taxes          299           248           279
-------------------------------------------------------------------
Deferred
   Federal                           1            52             4
   State                             7             6           (14)
-------------------------------------------------------------------
      Total deferred taxes           8            58           (10)
-------------------------------------------------------------------
Deferred investment
   tax credits - net                (6)           (6)           (5)
-------------------------------------------------------------------
      Total income tax expense    $301          $300          $264
===================================================================




    The reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

                                          1997      1996      1995
-------------------------------------------------------------------
Statutory federal income tax rate        35.0 %    35.0 %    35.0 %
Depreciation                              7.1       6.2       5.7
State income taxes - net of
   federal income tax benefit             6.7       6.2       5.9
Tax credits                              (5.7)     (4.8)     (4.2)
Equipment leasing activities             (1.1)     (1.4)     (1.4)
Capitalized expenses not deferred        (1.4)     (2.1)     (3.0)
Other - net                               0.5       2.2       1.7
-------------------------------------------------------------------
   Effective income tax rate             41.1 %    41.3 %    39.7 %
===================================================================


NOTE 8: EMPLOYEE BENEFIT PLANS

The information presented below describes the plans of PE, SoCalGas, Enova and/or SDG&E. In connection with the business combination described in Note 1, certain of these plans will be replaced or modified, and numerous participants will be transferring from these plans to those of Sempra Energy.

Pension Plans

Both PE (of which over 90 percent of the covered employees are employed by SoCalGas) and SDG&E have defined-benefit pension plans which cover substantially all of their employees. Benefits are related to the employees' years of service and compensation during his or her last years of employment. Plan assets consist primarily of common stocks, bonds and pooled equity funds. PE funds its plans annually at a level which is fully deductible for federal income tax purposes and as necessary on an actuarial basis to provide assets sufficient to meet the benefits to be paid to plan members.
SDG&E funds its plan based on the projected unit credit actuarial cost method. Net pension costs, in millions of dollars, consisted of the following for the years ended December 31:

                                            1997    1996     1995
-------------------------------------------------------------------
Cost related to current service           $  52   $  58    $  41
Interest on projected benefit obligation    143     140      122
Return on plan assets                      (407)   (293)    (466)
Net amortization and deferral               217     132      317
-------------------------------------------------------------------
Net periodic pension cost                     5      37       14
Special early retirement program             13      --       18
Regulatory adjustment                        --     (12)       3
-------------------------------------------------------------------
   Net cost                               $  18   $  25    $  35
===================================================================



The plans' statuses, in millions of dollars, were as follows at
December 31:
                                           1997              1996
-------------------------------------------------------------------
Accumulated benefit obligation
   Vested                               $ 1,671          $ 1,603
   Non-vested                                63               49
-------------------------------------------------------------------
                                          1,734            1,652
Effect of future salary increases           368              323
-------------------------------------------------------------------
Projected benefit obligation              2,102            1,975
Less plan assets at fair value           (2,653)          (2,372)
Unrecognized net gain                       737              572
Unrecognized prior service cost             (60)             (66)
Unrecognized transition obligation           (4)              (5)
Unrecognized effect of accounting change     --                1
-------------------------------------------------------------------
   Net liability                        $   122          $   105
===================================================================

The plans' major actuarial assumptions include:

                                         1997             1996
-------------------------------------------------------------------
Weighted average discount rate       7.00 - 7.25%         7.50%
Rate of increase in future
   compensation levels                   5.00%            5.00%
Expected long-term rate of
   return on plan assets             8.00 - 8.50%      8.00 - 8.50%
===================================================================

The increases in the total accumulated benefit obligations and projected benefit obligations at December 31, 1997 were due primarily to decreases in the actuarial discount rates.

Post-Retirement Health Benefits

Both PE and SDG&E provide certain health and life insurance benefits to qualified retirees and have implemented various measures to control the increasing costs of these benefits. These benefits are accrued during the employee's years of service, up to the year of benefit eligibility. PE funds these benefits at a level which is fully deductible for federal income tax purposes, not to exceed amounts recoverable in rates for regulated companies, and as necessary on an actuarial basis to provide assets sufficient to be paid to plan participants. SDG&E's plans are generally unfunded.
The net periodic postretirement benefit cost consisted of the following, in millions of dollars, for the years ended December 31:

                                        1997       1996       1995
-------------------------------------------------------------------
Cost related to current service        $  15      $  18      $  13
Interest on projected benefit obligation  35         36         34
Return on plan assets                    (58)       (32)       (37)
Net amortization and deferral             38         15         25
-------------------------------------------------------------------
Net periodic postretirement benefit cost  30         37         35
Special early retirement program           2         --         --
Regulatory adjustment                     12         12         13
-------------------------------------------------------------------
   Net postretirement benefit cost     $  44      $  49      $  48
===================================================================


A reconciliation of the plans' funded status, in millions of dollars, at December 31 is as follows:
                                            1997             1996
-------------------------------------------------------------------
Accumulated postretirement benefit
   obligation:
Retirees                                  $  234           $  230
Fully eligible active plan participants      252              176
Other active plan participants                45               36
-------------------------------------------------------------------
                                             531              442
Less: plan assets at fair value,
   primarily publicly traded common stocks
   and pooled equity funds                  (363)            (286)
Unrecognized prior service cost               14               78
Unrecognized net gain                         66               24
-------------------------------------------------------------------
   Net postretirement benefit liability   $  248           $  258
===================================================================

The plans' major actuarial assumptions include:

                                         1997             1996
-------------------------------------------------------------------
Health care cost trend rate          7.00 - 9.00%     7.00 - 10.00%
Weighted average discount rate       7.00 - 7.25%        7.50%
Rate of increase in future
   compensation levels                  5.00%            5.00%
Expected long-term rate of return
   on plan assets                    4.50 - 8.00%     4.50 -  8.00%
===================================================================

The assumed health-care-cost trend rate for 1998 and thereafter used by PE and SDG&E is 6.5 percent and 8.25 percent, respectively.
The effect of a one-percentage-point increase in the assumed health-care-cost trend rate for each future year is $9.8 million
(PE) and $.2 million (SDG&E) on the aggregate of the service and interest cost components of net periodic postretirement cost for 1997 and $72.5 million (PE) and $1.6 million (SDG&E) on the accumulated postretirement benefit obligation at December 31, 1997.
The estimated income tax rate used in the return on plan assets is zero since the assets are invested in tax-exempt funds.

Savings Plans

Upon completion of one year of service, all employees of PE and certain subsidiaries, and essentially all SDG&E employees, are eligible to participate in that company's retirement savings plan administered by bank trustees. PE employees may contribute from 1 percent to 14 percent of their regular earnings, and SDG&E employees may contribute from 1 percent to 15 percent of their regular earnings. The companies contribute an amount of cash or a number of shares of the company's common stock of equivalent fair market value which, when added to prior forfeitures, will equal 50 percent of the first 6 percent of eligible base salary contributed by employees. The employees' contributions, at the direction of the employees, are primarily invested in the companies' common stock, mutual funds or guaranteed investment contracts. In 1995, 1996 and 1997, PE's contributions were partially funded by the Pacific
Enterprises Employee Stock Ownership Plan and Trust. Annual compensation expense for the savings plans was approximately $10 million in 1997, 1996 and 1995.

Employee Stock Ownership Plan

The Pacific Enterprises Employee Stock Ownership Plan and Trust
(Trust) covers substantially all employees and is used to partially fund PE's retirement savings plan program. All contributions to the Trust are made by PE, and there are no contributions by the participants. As PE makes contributions to the ESOP, the ESOP debt service is paid and shares are released proportionately to the total expected debt service. Compensation expense is charged and equity is credited for the market value of the shares released.
However, tax deductions are allowed based on the cost of the shares. Dividends on unallocated shares are used to pay debt service and are charged against liabilities. The Trust held 2.1 million and 2.2 million shares of common stock with fair values of $80.3 million and $67.6 million at December 31, 1997 and 1996, respectively.

Enova and SDG&E do not have an employee stock ownership plan.

Post-Employment Benefits

Sempra Energy accrues its obligation to provide benefits to former or inactive employees after employment but before retirement. There is no impact on earnings since these costs are recovered in rates as paid and, therefore, are reflected as a regulatory asset. At
December 31, 1997 and 1996 the liability was $40 million and $42 million, respectively, and represents primarily workers compensation and disability benefits.


NOTE 9: STOCK-BASED COMPENSATION

Both PE and Enova have stock-based compensation plans. In 1995, Statement of Financial Accounting Standards (SFAS) No. 123,
"Accounting for Stock-Based Compensation," was issued. It encourages a fair-value-based method of accounting for stock-based compensation. As permitted by SFAS No. 123, PE and Enova adopted the disclosure-only requirements of the Statement and continue to account for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25,
"Accounting for Stock Issued to Employees."

Enova's long-term incentive stock compensation plan provides for aggregate awards of Enova common stock equivalent to up to 2,700,000 shares of Sempra Energy common stock. The plan terminates in April 2005. In each of the last 10 years, Enova shares equivalent to 49,000 shares to 75,000 shares of Sempra Energy common stock were issued to officers and key employees, subject to forfeiture over four years if certain corporate goals are not met.
Holders of this stock have voting rights and will receive dividends prior to the time the restrictions lapse if, and to the extent, paid on Enova common stock generally. Enova's long-term incentive stock compensation plan also provides for the granting of stock options. In October 1997, Enova rescinded all options granted in October 1996. There were no stock options outstanding at December
31, 1997. SDG&E's compensation expense for this plan was approximately $1 million in 1997, $1 million in 1996 and $2 million in 1995.

Pacific Enterprises' Employee Stock Option Plan provides for the granting of stock options to officers and other employees of PE and its subsidiaries. The option price is equal to the market price of the company's stock at the date of grant. The stock options expire in ten years from the date of grant. All options granted prior to 1997 became immediately exercisable upon approval by PE's shareholders of the business combination with Enova. The options were originally scheduled to vest annually over a service period ranging from three to five years. The authorized number of options granted each year may not exceed one percent of the outstanding common stock at the beginning of the year.

PE's plan allows for the granting of dividend equivalents based upon performance goals. This feature provides grantees, upon exercise of the option, with the opportunity to receive all or a portion of the cash dividends that would have been paid on the shares if the shares had been outstanding since the grant date.
Dividend equivalents are not payable if PE does not meet the established performance goal, or if the exercise price exceeds the market value of the shares purchased. The percentage of dividends paid as dividend equivalents will depend upon the extent to which the performance goals are met.

The following information regarding PE's stock options is presented after conversion of PE stock into Sempra Energy stock as described in Note 1. PE's stock option activity for the years ended December
31, 1995, 1996 and 1997 is summarized in the following tables:

Options With Performance Features

                       Shares      Wtd. Avg.             Shares
                        Under       Exercise        Exercisable
                       Option         Prices        at Year-End
-------------------------------------------------------------------
December 31, 1994    1,506,898       $17.68         619,806
   Granted             846,188        16.23
   Exercised          (341,964)       13.44
   Cancelled          (100,093)       27.60
----------------------------------
December 31, 1995    1,911,029       $17.28         551,744
   Granted           1,030,404        17.95
   Exercised           (93,988)       14.27
   Cancelled           (77,295)       26.24
----------------------------------
December 31, 1996    2,770,150       $17.38         884,335
   Granted           1,040,103        20.37
   Exercised          (359,288)       16.53
   Cancelled           (71,190)       20.37
----------------------------------
December 31, 1997    3,379,775       $18.33       2,407,103
===================================================================

Options Without Performance Features

                       Shares      Wtd. Avg.             Shares
                        Under       Exercise        Exercisable
                       Option         Prices        at Year-End
-------------------------------------------------------------------
December 31, 1994    1,658,015       $17.72         622,498
   Exercised          (240,728)       14.96
   Cancelled          (180,110)       18.37
----------------------------------
December 31, 1995    1,237,177       $18.15         648,439
   Exercised          (210,532)       15.32
   Cancelled           (48,122)       25.75
----------------------------------
December 31, 1996      978,523       $18.39         595,415
   Exercised          (493,848)       14.94
   Cancelled           (14,737)       35.24
----------------------------------
December 31, 1997      469,938       $21.47         469,938
===================================================================

Additional information on PE options outstanding at December 31, 1997 is as follows:

Outstanding Options

                                       Wtd.             Wtd.
Range of               Number       Average          Average
Exercise                   of     Remaining         Exercise
Prices                 Shares          Life            Price
-------------------------------------------------------------------
$12.80 - 16.13      1,357,781          6.19           $14.96
$16.79 - 20.37      2,001,543          8.43           $19.05
$24.11 - 31.42        490,389          2.27           $27.74
                    ---------
                    3,849,713          6.85           $18.71
===================================================================

Exercisable Options

                                                        Wtd.
Range of               Number                        Average
Exercise                   of                       Exercise
Prices                 Shares                          Price
-------------------------------------------------------------------
$12.80 - 16.13      1,354,022                         $14.96
$16.79 - 20.37      1,032,629                         $17.80
$24.11 - 31.42        490,389                         $27.74
                    ---------
                    2,877,040                         $18.16
===================================================================

The fair value of each PE option grant (including the dividend equivalent) was estimated on the date of grant using the Black-
Scholes option-pricing model. Weighted average fair values for PE options granted in 1997, 1996 and 1995 were $5.23, $5.00 and $4.87, respectively.

The assumptions that were used to determine these fair values are as follows:

                                     Year Ended December 31
                          -----------------------------------------
                               1997         1996        1995
-------------------------------------------------------------------
Stock price volatility           18 %         19 %        19 %
Risk-free rate of return        6.4 %        6.1 %       7.1 %
Annual dividend yield             0 %          0 %         0 %
Expected life                3.8 Years    4.3 Years    4.3 Years
===================================================================

No compensation expense has been recognized for PE's stock-based compensation plans except for the dividend-equivalent performance-based options. PE recorded compensation expense of $16.9 million, $5.5 million and $3.4 million in 1997, 1996 and 1995, respectively.
The differences between compensation cost included in net income and the related cost measured by the fair-value-based method defined in SFAS No. 123 are immaterial.

NOTE 10: FINANCIAL INSTRUMENTS
Fair Value   The fair values of Sempra Energy's financial
instruments (cash, temporary investments, funds held in trust, notes receivable, investments in limited partnerships, dividends payable, short- and long-term debt, deposits from customers, and preferred stock of subsidiaries) are not materially different from the carrying amounts, except for long-term debt and preferred stock of subsidiaries. The carrying amounts and fair value of long-term debt are $3.3 billion and $3.4 billion, respectively, at December
31, 1997, and $2.8 billion each, at December 31, 1996. The carrying amounts and fair value of subsidiaries' preferred stock are $278 million and $258 million, respectively, at December 31, 1997 and
$278 million and $240 million, respectively, at December 31, 1996.
The fair values of the first mortgage bonds and preferred stock are estimated based on quoted market prices for them or for similar issues. The fair values of long-term notes payable are based on the present values of the future cash flows, discounted at rates available for similar notes with comparable maturities. The fair values of rate-reduction bonds issued in December 1997 are
estimated to approximate carrying value due to the relatively short period of time between the issuance date and the valuation date, and the relative market stability during those periods.

Off-Balance-Sheet Financial Instruments   Sempra Energy's policy is
to use derivative financial instruments to reduce its exposure to fluctuations in interest rates, foreign-currency exchange rates and natural-gas prices. These financial instruments expose the company to market and credit risks which may at times be concentrated with certain counterparties, although counterparty nonperformance is not anticipated. Additional information on this topic is included in
Note 3.

Swap Agreements   SDG&E and SoCalGas periodically enter into
interest-rate-swap agreements to moderate their exposure to
interest-rate changes and to lower their overall cost of borrowing.
These agreements generally remain off the balance sheet as they involve the exchange of fixed- and variable-rate interest payments without the exchange of the underlying principal amounts. The related gains or losses are reflected in the income statement as part of interest expense. In addition, a portion of SoCalGas'
borrowings are denominated in foreign currencies, which exposes the company to market risk associated with exchange rate movements. The company's policy generally is to hedge major foreign currency cash exposures through swap transactions.

At December 31, 1997, SDG&E had one interest-rate-swap agreement: a floating-to-fixed-rate swap associated with $45 million of variable-rate bonds maturing in 2002. SDG&E expects to hold this derivative financial instrument to its maturity. This swap agreement has effectively fixed the interest rate on the underlying variable-rate debt at 5.4 percent. SDG&E would be exposed to interest-rate fluctuations on the underlying debt should the counterparty to the agreement not perform. Such nonperformance is not anticipated. This agreement, if terminated, would result in an obligation of $2 million at December 31, 1997, and at December 31, 1996.

Additional information on this topic is included in Note 5.

Foreign-Currency Forward Exchange Contracts SDG&E and PE/SoCalGas pension funds (see Note 8) periodically use foreign-currency forward contracts to reduce their exposures to exchange-rate fluctuations associated with certain investments in foreign equity securities. These contracts generally have maturities ranging from three to six months. At December 31, 1997, SDG&E and PE/SoCalGas had no foreign-currency forward contracts outstanding.

Energy Derivatives Information on derivative financial instruments of Sempra Energy Trading is provided in Note 3. Other subsidiaries of Sempra Energy use energy derivatives for both hedging and trading purposes within certain limitations imposed by company policies. Gas futures contracts are used to mitigate risk and better manage costs. These derivative financial instruments include forward contracts, swaps, options and other contracts which have maturities ranging from 30 days to nine months.

Sempra Energy's accounting policy is to adjust the book value of these derivatives to market each month with gains and losses recognized in earnings. These instruments are included in other current assets on the supplemental consolidated balance sheet.
Certain instruments such as swaps are entered into and closed out within the same month and, therefore, do not have any balance sheet impact. Gains and losses are included in electric or gas revenue or expense, whichever is appropriate, on the supplemental consolidated income statement.

As of December 31, 1997, the net fair value of SDG&E's open positions was $5.9 million. The net unrealized profit of these open positions was $0.3 million. These positions hedge approximately 6 percent of SDG&E's annual total purchased-gas volumes. The average fair value of derivative financial instruments during 1997 was an obligation of $0.2 million. The net gains arising from these activities during 1997 were $2.5 million.

SoCalGas is subject to price risk on its natural-gas purchases if its cost exceeds a 2-percent tolerance band above the Gas Cost
Incentive Mechanism (GCIM) benchmark price. SoCalGas becomes subject to price risk when positions are incurred during the buying, selling and storage of natural gas. As a result of the GCIM, SoCalGas enters into a certain amount of gas futures contracts in the open market with the intent of reducing gas costs within the GCIM tolerance band. The CPUC has approved the use of gas futures for managing risk associated with the GCIM. For the year ended December 31, 1997, gains and losses from gas futures contracts are not material to SoCalGas' financial statements.


NOTE 11: EARNINGS PER SHARE
Prior to 1997, Enova and PE reported earnings per share (EPS) in accordance with Accounting Principles Board Opinion No. 15,
"Earnings per Share." In February 1997, Statement of Financial
Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128) was issued.
     SFAS No. 128 established standards for computing and presenting EPS and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing EPS previously found in Accounting
Principles Board Opinion No. 15, and makes them comparable to international EPS standards.
     SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS based upon the weighted average number of common shares for the period. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS No. 128 was adopted by Enova and PE at the end of 1997 and EPS for all prior periods were restated.
     PE's outstanding stock options represent the only forms of potential common stock at December 31, 1997. Dilutive options or warrants that are issued during a period or that expire or are canceled during a period are included in the denominator of diluted
EPS for the period that they were outstanding.
     For Sempra Energy, the reconciliation between the numerator and denominator for basic and diluted EPS is as follows:

                           Income          Shares         Per-Share
                         (Numerator)    (Denominator)       Amount
                        (in millions)  (in thousands)
-------------------------------------------------------------------
1997:
Basic EPS                    $432           236,662          $1.83
Effect of dilutive
  securities (stock options)                    587
-------------------------------------------------------------------
Diluted EPS                  $432           237,249          $1.82
===================================================================
1996:
Basic EPS                    $427           240,825          $1.77
Effect of dilutive
  securities (stock options)                    332
-------------------------------------------------------------------
Diluted EPS                  $427           241,157          $1.77
===================================================================
1995:
Basic EPS                    $401           240,245          $1.67
Effect of dilutive
  securities (stock options)                    110
-------------------------------------------------------------------
Diluted EPS                  $401           240,355          $1.67
===================================================================

The number of shares includes the conversion of each share of PE common stock into 1.5038 shares of Sempra Energy common stock (see
Note 1).


NOTE 12: CONTINGENCIES AND COMMITMENTS
Natural-Gas Contracts SoCalGas has commitments for firm pipeline capacity under contracts with pipeline companies that expire at various dates through the year 2006. These agreements provide for payments of an annual reservation charge. SoCalGas recovers such fixed charges in rates. Estimated minimum commitments as of December 31, 1997 are included in the table below.
     SDG&E's long-term contracts with interstate pipelines for transportation capacity expire on various dates between 2007 and 2023. SDG&E has long-term natural-gas supply contracts (included in the table below) with four Canadian suppliers that expire between 2001 and 2004. SDG&E has been involved in negotiations and litigation with the suppliers concerning the contracts' terms and prices. SDG&E has settled with one supplier, with gas being delivered under the terms of the settlement agreement. The remaining suppliers have ceased deliveries pending legal resolution. A U.S. Court of Appeals has upheld a U.S. District
Court's invalidation of the contracts with two of these suppliers.
     At December 31, 1997, the future minimum payments under natural-gas contracts were:

                                   Transportation    Natural
In millions of dollars              and Storage        Gas
-------------------------------------------------------------------
1998                                 $  194           $ 19
1999                                    195             17
2000                                    198             19
2001                                    200             21
2002                                    200             24
Thereafter                              868             25
-------------------------------------------------------------------
Total minimum payments               $1,855           $125
===================================================================

     SDG&E's natural-gas contracts with SoCalGas for intra-state transportation capacity and storage capacity are considered inter-company and are excluded from the above table.

Purchased-Power Contracts SDG&E buys electric power under several short-term and long-term contracts. Purchases are for up to 7 percent of plant capacity under contracts with other utilities and up to 100 percent of plant capacity under contracts with nonutility suppliers. No one supplier provides more than 3 percent of SDG&E's total system requirements. The contracts expire on various dates between 1998 and 2025.
     At December 31, 1997, the estimated future minimum payments under the contracts were:

In millions of dollars
-------------------------------------------------------------------
1998                                                        $  234
1999                                                           232
2000                                                           200
2001                                                           183
2002                                                           134
Thereafter                                                   2,462
-------------------------------------------------------------------
Total minimum payments                                      $3,445
===================================================================

    These payments represent capacity charges and minimum energy purchases. SDG&E is required to pay additional amounts for actual purchases of energy that exceed the minimum energy commitments.
Total payments, including energy payments, under the contracts were $421 million in 1997, $296 million in 1996 and $329 million in 1995. Payments under purchased-power contracts increased in 1997 due to increased sales volume and lower nuclear generation availability.
    In November 1997, SDG&E announced a plan to auction its power plants and other electric-generating resources, which include its long-term purchased-power contracts. Additional information on SDG&E's plan to divest its electric-generating assets is discussed in Note 13.

Leases PE and its subsidiaries have leases (primarily operating) on real and personal property expiring at various dates from 1998 to 2011. The rentals payable under these leases are determined on both fixed and percentage bases and most leases contain options to extend, which are exercisable by PE or its subsidiaries.
     SDG&E has nuclear fuel, office buildings, a generating facility and other properties that are financed by long-term capital leases. Utility plant includes $198 million at December 31, 1997, and $200 million at December 31, 1996, related to these leases. The associated accumulated amortization is $102 million and $95 million, respectively. SDG&E and nonutility subsidiaries also lease office facilities, computer equipment and vehicles under operating leases. Certain leases on office facilities contain escalation clauses requiring annual increases in rent ranging from 2 percent to 7 percent.
     The minimum rental commitments payable in future years under all noncancellable leases are:

                                        Operating     Capitalized
In millions of dollars                    Leases         Leases
-------------------------------------------------------------------
1998                                       $ 85         $ 29
1999                                         61           29
2000                                         61           23
2001                                         50           15
2002                                         51           15
Thereafter                                  335           20
-------------------------------------------------------------------
Total future rental commitment             $643         $131
Imputed interest (6% to 9%)                              (25)
-------------------------------------------------------------------
Net commitment                                          $106
===================================================================

     Rent expense totaled $137 million in 1997, $146 million in 1996 and $151 million in 1995.
     In connection with the quasi-reorganization (see Note 2) and loss on disposal of discontinued operations, PE established reserves of $102 million to fairly value operating leases related to its headquarters and other leases at December 31, 1992. The remaining amount of these reserves was $79 million at December 31, 1997.

Environmental Issues Operations are conducted in accordance with federal, state and local environmental laws and regulations governing hazardous wastes, air and water quality, land use, and solid-waste disposal. SoCalGas and SDG&E incur significant costs to operate their facilities in compliance with these laws and regulations. The costs of compliance with environmental laws and regulations have been recovered in customer rates.
     In 1994 the CPUC approved the Hazardous Waste Collaborative
Memorandum account allowing utilities to recover their hazardous waste costs, including those related to Superfund sites or similar sites requiring cleanup. The decision allows recovery of 90 percent of cleanup costs and related third-party litigation costs and 70 percent of the related insurance litigation expenses. Environmental liabilities that may arise are recorded when remedial efforts are probable, and the costs can be estimated.
     Sempra Energy's capital expenditures to comply with environmental laws and regulations were $5 million in 1997, $9 million in 1996 and $7 million in 1995, and are expected to be $65 million over the next five years. These expenditures primarily include the estimated cost of retrofitting SDG&E's power plants to reduce air emissions. SDG&E has been associated with various sites which may require remediation under federal, state or local environmental laws. Sempra Energy is unable to determine the extent of its responsibility for remediation of these sites until assessments are completed. Furthermore, the number of others that also may be responsible, and their ability to share in the cost of the cleanup, is not known.
     As discussed in Note 13, restructuring of the California electric-utility industry will change the way utility rates are set and costs are recovered. Both the CPUC and state legislation have indicated that the California utilities will be allowed an opportunity to recover existing utility plant and regulatory assets over a transition period that ends in 2001. SDG&E has asked the CPUC that beginning on January 1, 1998, the collaborative account be modified, and that electric generation-related cleanup costs be eligible for transition-cost recovery. A CPUC decision is still pending. Depending on the final outcome of industry restructuring and the impact of competition, the costs of compliance with environmental regulations may not be fully recoverable.
     SoCalGas has identified and reported to California environmental authorities 42 former manufactured gas plant sites for which it (together with other utilities as to 21 of these sites) may have remedial obligations under environmental laws. As of December 31, 1997, preliminary investigations have been completed on 39 of the gas plant sites, including 10 sites at which remediations above have been completed and two sites that are in the process of being remediated. In addition, PE and its subsidiaries have been named as potentially responsible parties for two landfill sites and two industrial waste disposal sites. At
December 31, 1997 SoCalGas' estimated remaining investigation and remediation liability was $72 million, of which 90 percent is authorized to be recovered through the Collaborative Memorandum accounts discussed above. Environmental liabilities that may arise from these assessments are recorded when remedial efforts are probable, and the costs can be estimated.

Nuclear Insurance SDG&E and the co-owners of SONGS have purchased primary insurance of $200 million, the maximum amount available, for public-liability claims. An additional $8.7 billion of coverage is provided by secondary financial protection required by the Nuclear Regulatory Commission and provides for loss sharing among utilities owning nuclear reactors if a costly accident occurs.
SDG&E could be assessed retrospective premium adjustments of up to $32 million in the event of a nuclear incident involving any of the licensed, commercial reactors in the United States, if the amount of the loss exceeds $200 million. In the event the public-liability limit stated above is insufficient, the Price-Anderson Act provides for Congress to enact further revenue-raising measures to pay claims, which could include an additional assessment on all licensed reactor operators.
    Insurance coverage is provided for up to $2.8 billion of property damage and decontamination liability. Coverage is also provided for the cost of replacement power, which includes indemnity payments for up to three years, after a waiting period of 17 weeks. Coverage is provided primarily through mutual insurance companies owned by utilities with nuclear facilities. If losses at any of the nuclear facilities covered by the risk-sharing arrangements were to exceed the accumulated funds available from these insurance programs, SDG&E could be assessed retrospective premium adjustments of up to $6 million.

Department of Energy Decommissioning The Energy Policy Act of 1992 established a fund for the decontamination and decommissioning of the Department of Energy nuclear-fuel-enrichment facilities.
Utilities using the DOE services are contributing a total of $2.3 billion, subject to adjustment for inflation, over a 15-year period ending in 2006. Each utility's share is based on its share of enrichment services purchased from the DOE. SDG&E's annual contribution is $1 million, and will be recovered as part of decommissioning costs (see Note 6).

Litigation Sempra Energy is involved in various legal matters, including those arising out of the ordinary course of business.
Management believes that these matters will not have a material adverse effect on results of operations, financial condition or liquidity.

Electric Distribution System Conversion Under a CPUC-mandated program and through franchise agreements with various cities, SDG&E is committed, in varying amounts, to convert overhead distribution facilities to underground. As of December 31, 1997, the aggregate unexpended amount of this commitment was approximately $100 million. Capital expenditures for underground conversions were $17 million in 1997, $15 million in 1996 and $12 million in 1995.

Concentration of Credit Risk SDG&E and SoCalGas grant credit to their utility customers, substantially all of which are located in their service territories, which together cover all of Southern
California and a portion of Central California.
    Sempra Energy Trading monitors and controls its credit risk exposures through various systems which evaluate its credit risk, and through credit approvals and limits. To manage the level of credit risk, Sempra Energy Trading deals with a majority of counterparties with good credit standing, enters into master netting arrangements whenever possible and, where appropriate, obtains collateral. Master netting agreements incorporate rights of setoff that provide for the net settlement of subject contracts with the same counterparty in the event of default.


NOTE 13: REGULATORY MATTERS
Electric Industry Restructuring
In September 1996, the state of California enacted a law restructuring California's electric-utility industry (AB 1890). The legislation adopts the December 1995 CPUC policy decision restructuring the industry to stimulate competition and reduce rates. The law supersedes the CPUC policy decision when in conflict.
     Beginning on March 31, 1998, customers may buy their electricity through a power exchange that obtains power from qualifying facilities, nuclear units and, lastly, from the lowest-bidding suppliers. The power exchange serves as a wholesale power pool allowing all energy producers to participate competitively. An
Independent System Operator schedules power transactions and access to the transmission system. Consumers also may choose either to continue to purchase from their local utility under regulated tariffs or to enter into private contracts with generators, brokers or others. The local utility continues to provide distribution service regardless of which source the consumer chooses.
     Utilities are allowed a reasonable opportunity to recover their stranded costs through December 31, 2001. Stranded costs, such as those related to reasonable employee-related costs directly caused by restructuring, and purchased-power contracts (including those with qualifying facilities) may be recovered beyond December
31, 2001. Outside of those exceptions, stranded costs not recovered through 2001 will not be collected from customers. Such costs, if any, would be written off as a charge against earnings.
     SDG&E's transition cost application filed in October 1996
identifies costs totaling $2 billion (net present value in 1998 dollars). These identified transition costs were determined to be reasonable by independent auditors selected by the CPUC, with $73 million requiring further action before being deemed recoverable transition costs. Of this amount, the CPUC has excluded from transition cost recovery $39 million in fixed costs relating to gas transportation to power plants, which SDG&E believes will be recovered through contracts with the ISO. Total transition costs include sunk costs, as well as ongoing costs the CPUC finds reasonable and necessary to maintain generation facilities through December 31, 2001. Both the CPUC policy decision and AB 1890 provide that above-market costs for existing purchased-power contracts may be recovered over the terms of the contracts or sooner. Qualifying facilities purchases include approximately 100 existing contracts, which extend as far as 2025. Other power purchases consist of two long-term contracts expiring in 2001 and 2013. Transition costs also include other items SDG&E has accrued under cost-of-service regulation. Nuclear decommissioning costs are nonbypassable until fully recovered, but are not included as part of transition costs.
     Through December 31, 1997, SDG&E has recovered transition costs of $0.2 billion for nuclear generation and $0.1 billion for non-nuclear generation. Additionally, overcollections of $0.1 billion recorded in the ECAC and ERAM balancing accounts as of December 31, 1997, have been applied to transition cost recovery, leaving approximately $1.6 billion for future recovery. Included therein is $0.4 billion for post-2001 purchased-power-contract payments that may be recovered after 2001, subject to an annual reasonableness review.
     SDG&E has announced a plan to auction its power plants and other electric-generating assets. This plan includes the divestiture of SDG&E's fossil power plants and combustion turbines, its 20-percent interest in SONGS and its portfolio of long-term purchased-power contracts. The power plants, including the interest in SONGS, have a net book value as of December 31, 1997, of $800 million ($200 million for fossil and $600 million for SONGS). The proceeds from the auction will be applied directly to SDG&E's transition costs. In December 1997, SDG&E filed with the CPUC for its approval of the auction plan. SDG&E has requested that the sale of the non-nuclear power plants be completed by the end of 1998.
During the 1998-2001 period, recovery of transition costs is limited by the rate freeze (discussed below). Management believes that the rates within the rate cap and the proceeds from the sale of electric-generating assets will be sufficient to recover all of SDG&E's approved transition costs by December 31, 2001, not including the post-2001 purchased-power contracts payments that may be recovered after 2001. However, if the proceeds from the sale of the power plants are less than expected or if generation costs, principally fuel costs, are greater than anticipated, SDG&E may be unable to recover all of its approved transition costs. This would result in a charge against earnings at the time it becomes probable that SDG&E will be unable to recover all of the transition costs.
     The California legislation provides for a 10-percent reduction of residential and small commercial customers' rates, which began in January 1998, as a result of the utilities' receiving the proceeds of rate-reduction bonds issued by an agency of the state of California. In December 1997, $658 million of rate-reduction bonds were issued on behalf of SDG&E at an average interest rate of
6.26 percent. These bonds are being repaid over 10 years by SDG&E's residential and small-commercial customers via a nonbypassable charge on their electric bills.
     In addition, the California legislation includes a rate freeze for all electric customers. Until the earlier of March 31, 2002, or when transition cost recovery is complete, SDG&E's system-average rate will be frozen at June 1996 levels (9.64 cents per kwh), except for the impact of fuel-cost changes and the 10-percent rate reduction described above. Beginning in 1998 system-average rates were fixed at 9.43 cents per kwh, which includes the maximum permitted increase related to fuel-cost increases and the mandatory rate reduction.
     As discussed in Note 2, SDG&E has been accounting for the economic effects of regulation in accordance with SFAS No. 71. The
SEC indicated a concern that the California investor-owned utilities may not meet the criteria of SFAS No. 71 with respect to their electric-generation net regulatory assets. SDG&E has ceased the application of SFAS No. 71 to its generation business, in accordance with the conclusion by the Emerging Issues Task Force of the Financial Accounting Standards Board that the application of SFAS 71 should be discontinued when deregulatory legislation is issued that determines that a portion of an entity's business will no longer be regulated. The discontinuance of SFAS No. 71 applied to the utilities' generation business did not result in a write-off of their net regulatory assets, since the CPUC has approved the recovery of these assets by the distribution portion of their business, subject to the rate cap.

Performance-Based Regulation
On July 16, 1997, the CPUC issued its final decision on SoCalGas' application for performance-based regulation (PBR), which was filed with the CPUC in 1995. PBR replaces the general rate case and certain other regulatory proceedings through December 31, 2002.
Under PBR, regulators allow future income potential to be tied to achieving or exceeding specific performance and productivity measures, rather than relying solely on expanding utility rate base in a market where SoCalGas already has a highly developed infrastructure. Key elements of the PBR include a reduction in base rates, an indexing mechanism that limits future rate increases to the inflation rate less a productivity factor, a sharing mechanism with customers if earnings exceed the authorized rate of return on rate base, and rate refunds to customers if service quality deteriorates. Specifically, the key elements of PBR include the following:

  - The decision required a net rate reduction of $164 million for an initial base margin of $1.3 billion. The $164 million is comprised of a rate reduction of $191 million, effective August 1, 1997, which is partially offset by an estimated $27 million rate increase reflecting inflation and customer growth, effective
January 1, 1998.

  - Earnings up to 25 basis points exceeding the authorized rate of return on rate base are retained 100 percent by shareholders.
Earnings that exceed the authorized rate of return on rate base by greater than 25 basis points are shared between customers and shareholders on a sliding scale that begins with 75 percent of excess earnings being given back to customers and declining to 0 percent as earned returns approach 300 basis points above authorized amounts. However, the decision rejects sharing of any amount by which actual earnings fall below the authorized rate of return. In 1998, SoCalGas is authorized to earn a 9.49 percent return on rate base.

  - Revenue or margin per customer is indexed based on inflation less an estimated productivity factor of 2.1 percent in the first year, increasing 0.1 percent per year up to 2.5 percent in the fifth year. This factor includes 1 percent to approximate the projected impact of a declining rate base.

  - The CPUC decision allows for pricing flexibility for residential and small commercial customers, with any shortfalls being borne by shareholders and with any gains shared between shareholders and customers.

  - The decision allows SoCalGas to continue offering some types of products and services it currently offers (e.g. contract meter reading) but the issue of other new product and service offerings was addressed in the CPUC's Affiliate Transaction Decision.

     SoCalGas implemented the base margin reduction effective
August 1, 1997, and all other PBR elements on January 1, 1998. The
CPUC intends the PBR decision to be in effect for five years;
however, the CPUC decision allows for the possibility that changes to the PBR mechanism could be adopted in a decision to be issued in SoCalGas' 1998 Biennial Cost Allocation Proceedings (BCAP) application which is anticipated to become effective on August 1, 1999.
     Under SoCalGas' PBR, annual cost of capital proceedings are replaced by an automatic adjustment mechanism if changes in certain indices exceed established tolerances. The mechanism is triggered if actual interest rates increase or decrease by more than 150 basis points and are forecasted to continue to vary by at least 150 basis points for the next year. If this occurs, there would be an automatic adjustment of rates for the change in the cost of capital according to a pre-established formula which applies a percentage of the change to various capital components.
     SDG&E has been participating in a PBR process for base rates, gas procurement, and electric generation and dispatch. SDG&E has applied to extend the Gas Procurement Mechanism. The Generation and Dispatch mechanism has been terminated.
     SDG&E has filed a proposal for a new Distribution PBR mechanism to replace the current experimental Base-Rate PBR when it terminates at the end of 1998. The new distribution PBR for electric distribution and gas operations includes a 1999 Cost of Service study, which was filed in January 1998. The proposed mechanism includes a formula for indexing year-to-year gas and electric distribution rates due to inflationary impacts. Rates under the new mechanism are self-calibrating and will be reset each year based on SDG&E's financial performance achieved the previous year. To the extent that return on rate base for any year differs from the authorized rate by more than 100 basis points, the next year's authorized rates will be adjusted up or down by an amount equal to 20 percent of that excess.
     Performance indicators under the proposed Distribution PBR include customer satisfaction, employee safety, electric system reliability, electric competition enhancement, environmental citizenship and electric system maintenance. Although the application requests an increase in SDG&E's distribution revenue requirements, the increase does not affect overall electric distribution rates and, therefore, would reduce the amount of revenue available to recover transition costs (discussed above).
     In February 1998 SDG&E reached an agreement with the CPUC's
Office of Ratepayer Advocates on a proposed permanent Gas
Procurement PBR mechanism. The proposal essentially continues the existing mechanism, establishing a monthly benchmark against which SDG&E's gas procurement activities are measured. The resulting costs or savings will be shared equally between shareholders and customers. A final CPUC decision is expected in July 1998.

Restructuring of Gas-Supply Contracts
In 1993 SoCalGas' and PE's gas-supply subsidiaries restructured long-term gas-supply contracts with suppliers of California offshore and Canadian gas. In the past, SoCalGas' cost of these supplies had been substantially in excess of its average delivered cost of gas for all gas supplies.
     The restructured contracts substantially reduced the ongoing delivered costs of these gas supplies and provided lump-sum payments totaling $391 million to the suppliers. The expiration date for the Canadian gas supply contract was shortened from 2012 to 2003.

Comprehensive Settlement of Regulatory Issues
On July 20, 1994, the CPUC approved a comprehensive settlement
(Comprehensive Settlement) of a number of pending regulatory issues including rate recovery of a significant portion of the restructuring costs associated with long-term gas-supply contracts discussed above. The Comprehensive Settlement permits SoCalGas to recover in utility rates approximately 80 percent of the contract-restructuring costs of $391 million and accelerated amortization of related pipeline assets of approximately $140 million, together with interest, over a period of approximately five years. In addition to the gas-supply issues, the Comprehensive Settlement addresses the following other regulatory issues:

  - Noncore Customer Rates. The Comprehensive Settlement changed the procedures for determining noncore rates to be charged by SoCalGas to its customers for the five-year period commencing
August 1, 1994. Rates charged to the customers are established based upon SoCalGas' recorded throughput to these customers for 1991. SoCalGas will bear the full risk of any declines in noncore deliveries from 1991 levels. Any revenue enhancement from deliveries in excess of 1991 levels will be limited by a crediting account mechanism that will require a credit to customers of 87.5 percent of revenues in excess of certain limits. These annual limits above which the credit is applicable increase from $11 million to $19 million over the five-year period from August 1, 1994 through July 31, 1999. SoCalGas' ability to report as earnings the results from revenues in excess of SoCalGas' authorized return from noncore customers due to volume increases has been eliminated for the five years beginning August 1, 1994 as a result of the Comprehensive Settlement.

  - Reasonableness Reviews. The Comprehensive Settlement includes settlement of all pending reasonableness reviews with respect to SoCalGas' gas purchases from April 1989 through March 1992, as well as certain other future reasonableness review issues.

  - Gas Cost Incentive Mechanism. On April 1, 1994, SoCalGas implemented a new process for evaluating its gas purchases, substantially replacing the previous process of reasonableness reviews. Initially a three-year pilot program, the CPUC recently extended the Gas Cost Incentive Mechanism (GCIM) program through
March 31, 1999.
     GCIM compares SoCalGas' cost of gas with a benchmark level, which is the average price of 30-day firm spot supplies delivered to its market area. The mechanism permits full recovery of all costs within a "tolerance band" above the benchmark price and refunds all savings within a "tolerance band" below the benchmark price. The costs of purchases or savings outside the "tolerance band" are shared equally between customers and shareholders.
     The CPUC approved the use of gas futures for managing risk associated with the GCIM. PE enters into gas futures contracts in the open market on a limited basis to mitigate risk and better manage gas costs.
     Since SoCalGas' purchased gas costs were below the specified
GCIM benchmark for the annual period ended March 1996, the CPUC, in June 1997, approved a $3.2 million pre-tax award to shareholders under the procurement portion of the incentive mechanism. This $3.2 million award was recognized as income in the second quarter of 1997.
     In June 1997, the Company filed its annual GCIM application with the CPUC requesting an award of $10.8 million, pre-tax, for the annual period ended March 31, 1997.

  -  Attrition Allowances.  The Comprehensive Settlement authorized
SoCalGas an annual allowance for increases in operating and maintenance expenses. In 1996, attrition was calculated on the inflation rate in excess of 3 percent, authorizing SoCalGas to collect $12 million in rates. No attrition allowance was authorized for 1997 based on an agreement reached as part of the PBR application.

PE recorded the impact of the Comprehensive Settlement in 1993.
Upon giving effect to liabilities previously recognized by PE and SoCalGas, the costs of the Comprehensive Settlement, including the restructuring of gas-supply contracts, did not result in any future charge to earnings.

BCAP
In the second quarter of 1997, the CPUC issued a decision on SoCalGas' 1996 BCAP filing. The CPUC decision extends the recovery period of approximately $20 million in noncore costs, resulting in a noncore rate decrease, and leaves in place the existing residential rate structure. The decision did not adopt the SoCalGas proposal to increase flexibility in offering discounts to utility electric-generating customers to retain load or prevent bypass.
SoCalGas implemented the new rates and core residential monthly gas pricing on June 1, 1997.
     The BCAP substantially eliminates the effect on core income of variances in core market demand and gas costs subject to the limitations of the GCIM and the Comprehensive Settlement. The
CPUC's PBR decision indicates that it will address issues such as throughput forecast, cost allocation, rate design and other matters which may arise from SoCalGas' PBR experience during the 1998 BCAP.

Transactions Between Utility and Affiliated Companies
On December 16, 1997, the CPUC adopted rules, effective January 1,
1998, establishing uniform standards of conduct governing the manner in which California investor-owned utilities conduct business with their energy-related affiliates (Energy Affiliates).
The objective of the affiliate-transaction rules is to ensure that utility affiliates do not gain an unfair advantage over other competitors in the marketplace and that utility customers do not subsidize affiliate activities. The rules establish standards relating to non-discrimination, disclosure and information exchange and separation of activities. Key elements of the affiliate-transaction decision are as follows:

  - Allows unregulated affiliates to operate within the utility's service territory.

  - Requires non-discriminatory pricing which mandates that all transactions between the utility and its Energy Affiliates be tariffed or competitively bid, excluding permitted corporate support services and certain joint purchases.

  - Allows utilities to share logos with their parent companies and their Energy Affiliates; however, in California, the relationship of the affiliated companies to the utilities must be clearly communicated.

  - Prohibits joint marketing activities and joint use of call centers by utilities and their Energy Affiliates.

  - Permits corporate support services (such as corporate oversight, government support systems and personnel) to be provided by the utility, its holding company or a separate affiliate created solely to provide such services.

  - Prohibits utilities from sharing office space, computers and office equipment with Energy Affiliates, except in connection with providing corporate-support services.

  - Eliminates a parent company from the definition of an "affiliate" unless it is directly involved in marketing energy products or services.

Utility-to-utility transactions are also included under the definition of an affiliate transaction unless the rules are modified in a subsequent merger or other regulatory proceeding. The
CPUC excluded the transactions between SDG&E and SoCalGas from the affiliate-transaction rules in its March 1998 decision approving the business combination of Enova and PE (see Note 1). As required by the decision, SDG&E and SoCalGas filed compliance plans with the CPUC addressing the companies' implementation of the new rules. In addition, the companies have filed for exemptions on certain rules as well as petitions for rehearing which seek revision and clarification on certain aspects of the rules.


NOTE 14:  SUBSEQUENT EVENTS
International Projects In March 1998 Sempra Energy increased its existing investment in two Argentine natural-gas utility holding companies (Sodigas Pampeana S.A. and Sodigas Sur S.A.) by purchasing an additional 9-percent interest for $40 million. With this purchase, Sempra Energy's interest in the holding companies was increased to 21.5 percent.
     In May 1998 Sempra Energy and its partner Union Fenosa of
Spain were awarded a bid to build and operate a natural-gas and propane distribution system in Uruguay, excluding Montevideo.
Sempra Energy holds a 75-percent interest in the partnership. The partnership will hold a 55-percent interest in the system, with the other 45 percent controlled by ANCAP, Uruguay's state-owned oil and gas company. The cost to build the combined system, which is expected to serve almost 800,000 customers by 2003, is estimated to be in the $150 million to $200 million range.

California Ballot Initiative In June 1998 a coalition of consumer groups received verification that its electric-restructuring ballot initiative received the needed signatures to qualify for the November 1998 California ballot. The initiative, among other things, could result in an additional 10-percent rate reduction, require that this rate reduction be achieved through the elimination or reduction of CTC payments and prohibit the collection of the charge on customer bills that would finance the rate reduction. In May 1998 a statewide coalition of California's investor-owned electric utilities and business groups filed a lawsuit with a California District Court of Appeal to block the initiative. Sempra Energy cannot predict the final outcome of the initiative or lawsuit. If the initiative were to be voted into law and upheld by the courts, the financial impact on Sempra Energy could be substantial.




SEMPRA ENERGY
FOR THE THREE MONTHS ENDED MARCH 31, 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Supplemental Consolidated Financial Statements contained in this
Current Report on Form 8-K and the annual Management's Discussion and Analysis contained elsewhere in this Current Report on Form 8-
K.

INFORMATION REGARDING FORWARD-LOOKING COMMENTS

The following discussion includes forward-looking statements with respect to matters inherently involving various risks and uncertainties. These statements are identified by the words
"estimates", "expects", "anticipates", "plans", "believes" and similar expressions. These statements are necessarily based upon various assumptions involving judgments with respect to the future including, among others, national, regional and local economic, competitive and regulatory conditions, technological developments, inflation rates, interest rates, energy markets, weather conditions, business and regulatory decisions, and other uncertainties, all of which are difficult to predict and most of which are beyond the control of the Company. Accordingly, while the Company believes that the assumptions are reasonable, there can be no assurance that they will approximate actual experience, or that the expectations will be realized.

BUSINESS COMBINATION

On March 26, 1998, the California Public Utilities Commission
(CPUC) approved the combination of Pacific Enterprises (PE) and Enova Corporation (Enova). In June 1998, final regulatory approvals were received from the Federal Energy Regulatory
Commission (FERC) and the Security Exchange Commission (SEC). As a result of the combination, PE and Enova became subsidiaries of Sempra Energy (the Company) effective June 26, 1998. The holders of common stock of each company became the holders of common stock of Sempra Energy. PE's common shareholders received 1.5038 shares of Sempra Energy common stock for each share of PE common stock, and Enova common shareholders received one share of Sempra Energy common stock for each share of Enova common stock. The combination was approved by the shareholders of both companies on March 11, 1997 and will be a tax-free transaction accounted for as a pooling of interests. See additional discussion in Note 1 of the notes to supplemental consolidated financial statements and in the annual
Management's Discussion & Analysis of Financial Condition and
Results of Operations contained elsewhere in this Current Report on Form 8-K.

CAPITAL RESOURCES AND LIQUIDITY

Cash flows from operations were $753 million and $443 million for the three months ended March 31, 1998 and 1997, respectively. The increase is primarily due to gas costs incurred being lower than amounts collected in rates, resulting in a decrease in previously undercollected regulatory balancing accounts, and an increase in gas volumes sold.

Capital expenditures were $78 million and $88 million for the three months ended March 31, 1998 and 1997, respectively. Capital expenditures are estimated to be $442 million in 1998 and will be financed primarily by internally generated funds and will largely represent investment in utility operations

In April 1998 El Dorado Energy, a joint venture of Sempra Energy
Resources and Houston Industries Power Generation, began construction on a 480-megawatt natural-gas-fired power plant in Boulder City, Nevada. The $280 million project, which is expected to be completed in the fourth quarter of 1999, will employ an advanced combined-cycle gas-turbine technology, enabling it to efficiently produce electricity for sale into the wholesale market in the western United States.

Included in Other - net of the cash flows from investing activities were investments of $70 million for the three months ended March
31, 1998 which represent additional investment in Argentine utility operations and the acquisition of CES/Way International, Inc. (See
"Other" below). There were no investments in the three months ended March 31, 1997.

Cash used for financing activities was $540 million and $379 million for the three months ended March 31, 1998 and 1997, respectively. The increase is due to greater long- and short-term debt repayments and the repurchase of preferred stock partially offset by the repurchase of common stock in 1997. On February 2, 1998, SoCalGas redeemed all outstanding shares of 7 3/4% Series
Preferred Stock at a price per share of $25.09. The total cost was $75.3 million.

Cash and cash equivalents at March 31, 1998 were $833 million.
This cash is available for investment in new energy-related domestic and international projects, the retirement of debt and other corporate purposes.

On May 1, 1998 SDG&E announced a voluntary tender for the entire outstanding balances of three issuances of first mortgage bonds:
$54.3 million of 9.625-percent bonds, $43.7 million of 8.5-percent bonds, and $80.0 million of 7.625-percent bonds. This, coupled with the $32 million of variable-rate, taxable IDBs retired previously and the $83 million of debt offset by temporary assets, will complete the anticipated debt-related use of rate-reduction bond proceeds. See additional discussion of rate-reduction bond proceeds in the annual Management's Discussion & Analysis of Financial Condition and Results of Operations contained elsewhere in the Current Report on Form 8-K.

CONSOLIDATED RESULTS OF OPERATIONS

Net income for the three months ended March 31, 1998 was $87 million, or $.37 per common share (basic), compared to $98 million, or $.41 per common share (basic) in 1997. The decrease is primarily due to a lower base margin established at SoCalGas in the Performance Based Regulation (PBR) decision which became effective on August 1, 1997. Also contributing to lower net income were operating losses at Sempra Energy Solutions and Sempra Energy
Trading. In addition, international subsidiaries had greater operating costs in the first quarter of 1998 compared to the first quarter of 1997 from efforts to develop their operations. Partially offsetting the decrease were lower interest expense due to lower debt levels and lower expenses related to the business combination.
Business-combination costs were $1 million and $6 million, after-tax, for the three months ended March 31, 1998 and 1997, respectively. Other offsetting factors include the previously announced seasonal variability related to the elimination of electric balancing accounts, rewards reflecting SDG&E's performance under its Gas Procurement PBR mechanism, and lower operating and maintenance expenses. The increase in depreciation (matched with a corresponding increase in electric revenues) is due to the acceleration of depreciation of electric-generating assets resulting from electric-industry restructuring.

The weighted average number of shares of common stock outstanding for the first quarter of 1998 decreased to 235 million shares compared with 239 million shares for the first quarter of 1997, due to the repurchase of common stock in the later part of 1997.

UTILITY OPERATIONS

Financial Results
Key financial and operating data for utility operations are highlighted in the following table:

                               Three Months Ended March 31,
(Dollars in millions)               1998          1997
----------------------------------------------------------
Operating Revenues:
    Gas                          $   761      $    848
    Electric                     $   497      $    374
Cost of gas                      $   330      $    401
Purchased power                  $    96      $     88
Electric Fuel                    $    31      $     39
Operating expenses               $   272      $    274
Income from operations           $   147      $    145
----------------------------------------------------------


Utility gas revenues decreased 10% for the three months ended March
31, 1998 compared to the corresponding period in 1997 primarily due to the margin reduction established in PBR at SoCalGas and the lower cost of gas. Utility electric revenues increased 33% primarily due to the recovery of stranded costs via the competition transition charge (CTC) and differences between forecasted and actual sales volume during the first quarter of 1998.

Cost of gas distributed decreased 18% primarily due a decrease in the average cost of gas purchased. Under the current regulatory framework, changes in revenue resulting from changes in volumes in the core market and cost of gas do not affect net income.

Purchased power increased 9% for the three months ended March 31, 1998 compared to the corresponding period in 1997 primarily due to increases in both energy costs and capacity charges. Electric fuel expense decreased 21 percent primarily due to decreases in natural-gas prices, offset by increases in sales volumes.

Operating expenses decreased 1% for the three month ended March 31, 1998 compared to the corresponding period in 1997 primarily due to a continuing emphasis on reducing costs to remain competitive in the energy marketplace.

Income from operations increased 1% for the three months ended
March 31, 1998 compared to 1997 primarily due to income from the recovery of rate-reduction bond interest expense from customers and savings resulting from lower operating and maintenance expenses than amounts authorized in rates. The increase was partially offset by the lower base margin established in the SoCalGas PBR.

Operating Results
The table below summarizes the components of utility gas and electric volumes and revenues by customer class for the period ended March 31, 1998 and 1997. Throughput, the total gas sales and transportation volumes moved through the utilities systems, increased in 1998, primarily because of colder weather. Electric sales and transmission volumes moved through the utilities system increased in 1998 primarily due to an increase in sales for resale to other utilities and increased retail sales volume due to the colder weather.





Gas Sales, Transportation & Exchange
(Dollars in millions, volumes in billion cubic feet)

                         Gas Sales    Transportation & Exchange       Total
                  Throughput  Revenue   	Throughput   Revenue  Throughput  Revenue
---------------------------------------------------------------------------------
Three Months Ended March 31, 1998
  Residential            109     $809           1      $ 4          110    $ 813
  Commercial/Industrial   30      186          86       71          116      257
  Utility Generation      10        2          23       11           33       13
  Wholesale                                    43       13           43       13
                  ---------------------------------------------------------------
  Total in Rates         149     $997         153      $99          302    1,096
  Balancing and Other                                                       (335)
                                                                           ------
Total Operating Revenues                                                  $  761
---------------------------------------------------------------------------------

Three Months Ended March 31, 1997
  Residential             96     $659           1      $ 3           97   $  662
  Commercial/Industrial   31      215          80       71          111      286
  Utility Generation       9        7          21       11           30       18
  Wholesale                                    38       14           38       14
                  ---------------------------------------------------------------
  Total in Rates         136     $881         140      $99          276      980
  Balancing and Other                                                       (132)
                                                                           ------
Total Operating Revenues                                                   $ 848
---------------------------------------------------------------------------------

Electric Distribution
(Dollars in millions, volumes in millions of Kwhrs)
                                         1998                  1997
                  ---------------------------------------------------------------
                                   Volumes   Revenue     Volumes   Revenue
Three Months Ended March 31
  Residential                        1,631     $ 167       1,563     $ 172
  Commercial                         1,632       134       1,510       129
  Industrial                           814        48         893        52
  Other                                617       148         465        21
                  ---------------------------------------------------------
  Total                              4,694     $ 497       4,431     $ 374
---------------------------------------------------------------------------



FACTORS INFLUENCING FUTURE PERFORMANCE
Performance of the Company in the near future will primarily depend on the results of SDG&E and SoCalGas. Because of the ratemaking and regulatory process, electric and gas industry restructurings and the changing energy marketplace, there are several factors that will influence future financial performance. These factors are summarized below.

In September 1996, the state of California enacted a law (AB 1890) restructuring California's electric industry. The legislation adopts the December 1995 California Public Utilities Commission
(CPUC) policy decision that restructures the industry to stimulate competition and reduce rates. The impact of AB 1890 on the operations of the Company include:

   -- Customers were given the opportunity to choose to continue to purchase their electricity from the local utility under regulated tariffs, to enter into contracts with other energy service providers (i.e., private generators, brokers, etc.) or to buy their power from the independent power exchange that serves as a wholesale power pool allowing all energy producers to participate competitively.

   -- AB 1890 required a 10-percent reduction of residential and small commercial customers' rates beginning in January 1998. As a result, SDG&E received $658 million in December 1997 from the proceeds of rate-reduction bonds issued by an agency of the state of California. These bonds are being repaid over 10 years by SDG&E's residential and small-commercial customers via a nonbypassable charge on their electricity bills.

   -- Utilities are allowed a reasonable opportunity to recover their stranded costs through December 31, 2001. Stranded costs such as those related to reasonable employee-related costs directly caused by restructuring and purchased-power contracts may be recovered beyond 2001.

   -- AB 1890 included a rate freeze for all customers. Until the earlier of March 31, 2002, or when transition cost recovery is complete, SDG&E's average system rate will be frozen at 9.64 cents per kilowatt-hour, except for impacts of natural gas price changes and the mandatory 10-percent rate reduction.

See additional discussion in the annual Management's Discussion &
Analysis of Financial Condition and Results of Operations contained elsewhere in this Current Report on Form 8-K.

In November 1997 SDG&E announced a plan to auction its power plants and other electric-generating assets, enabling it to continue to concentrate its business on the transmission and distribution of electricity and natural gas in a competitive marketplace. The plan includes the divestiture of SDG&E's fossil plants - the Encina (Carlsbad, California) and South Bay (Chula Vista, California) plants - and its combustion turbines, as well as its 20-percent interest in the San Onofre Nuclear Generating Station (SONGS) and its portfolio of long-term purchased-power contracts, including those with qualifying facilities. The power plants, including the interest in SONGS, have a net book value as of March 31, 1998 of $700 million ($200 million for fossil and $500 million for SONGS) and a combined generating capacity of 2,400 megawatts. The proceeds from the auction will be applied directly to SDG&E's transition costs (see Note 3 of the notes to supplemental consolidated financial statements). SDG&E has proposed to the CPUC that the sale of its fossil plants be completed by the end of 1998.

On July 16, 1997, the CPUC issued its final decision on SoCalGas' application for PBR, which was filed with the CPUC in 1995. PBR replaces the general rate case and certain other regulatory proceedings through December 31, 2002. Under PBR, regulators allow future income potential to be tied to achieving or exceeding specific performance and productivity measures, rather than relying solely on expanding utility rate base in a market where the Company already has a highly developed infrastructure. Key elements of the PBR include a reduction in base rates, an indexing mechanism that limits future rate increases to the inflation rate less a productivity factor, a sharing mechanism with customers if earnings exceed the authorized rate of return on ratebase, and rate refunds to customers if service quality deteriorates.

SoCalGas implemented the base margin reduction effective August 1, 1997, and all other PBR elements on January 1, 1998. The CPUC intends the PBR decision to be in effect for five years; however, the CPUC decision allows for the possibility that changes to the PBR mechanism could be adopted in a decision to be issued in the Company's 1998 Biennial Cost Allocation Proceeding (BCAP) application which is anticipated to become effective August 1, 1999.

SDG&E continues to participate in a PBR process for base rates, gas procurement, and electric generation and dispatch.

See additional discussion in the annual Management's Discussion &
Analysis of Financial Condition and Results of Operations contained elsewhere in this Current Report on Form 8-K.

For 1998, SoCalGas is authorized to earn a rate of return on common equity of 11.6 percent and a 9.49 percent return on rate base, the same as in 1997. SDG&E is authorized to earn a rate of return on common equity of 11.6 percent and a rate of return on rate base of
9.35 percent, also unchanged from 1997.

OTHER

Sempra Energy Trading Corp., a leading natural gas and power marketing firm headquartered in Greenwich, Connecticut, which was acquired on December 31, 1997, recorded a net loss of $7 million for the three months ended March 31, 1998. The loss was primarily due to the amortization of costs associated with its purchase.

CES/Way International, Inc., which provides energy-efficiency services including energy audits, engineering design, project management, construction and financing and contract maintenance, was acquired in January 1998.

In March 1998, the Company increased its existing investment in two Argentine natural gas utility holding companies (Sodigas Pampeana S.A and Sodigas Sur S.A.) by purchasing an additional 9-percent interest for $40.1 million. With this purchase, the Company's interest in the holding companies was increased to 21.5 percent. The net loss for international operations was $2 million in the first quarter of 1998 compared to net income of $0.3 million in 1997. The decrease is primarily due to increased expenses related to the evaluation of international opportunities.




SEMPRA ENERGY
Supplemental Statements of Consolidated Income (unaudited)

                                              Three Months Ended March 31,
                                              ----------------------------

(Dollars in millions, except per share amounts)     1998            1997
--------------------------------------------------------------------------
Revenues and Other Income
  Utility Revenues:
    Gas                                           $  761          $  848
    Electric                                         497             374
  Other Operating Revenues                            77              69
  Other Income                                        15              10
                                               ----------      ----------
     Total                                         1,350           1,301
                                               ----------      ----------
Expenses
  Cost of gas distributed                            330             401
  Purchased power                                     96              88
  Electric  fuel                                      31              39
  Operating expenses                                 377             362
  Depreciation and decommissioning                   275             150
  Franchise payments and other taxes                  51              48
  Preferred dividends of a subsidiary                  4               5
                                                ---------       ---------
      Total                                        1,164           1,093
                                                ---------       ---------
Income Before Interest and Income Taxes              186             208
Interest                                              55              51
                                                ---------       ---------
Income Before Income Taxes                           131             157
Income taxes                                          44              59
                                                ---------       ---------
Net Income                                        $   87          $   98
                                                =========       =========
Net Income Per Share of Common Stock (Basic)      $ 0.37          $ 0.41
                                                =========       =========
Net Income Per Share of Common Stock (Diluted)    $ 0.37          $ 0.41
                                                =========       =========
Common Dividends Declared Per Share               $ 0.32          $ 0.31
                                                =========       =========


See notes to supplemental consolidated financial statements.



SEMPRA ENERGY
Supplemental Consolidated Balance Sheets

                                                   March 31,    December 31,
(Dollars in millions)                                1998           1997
                                                 (unaudited)
----------------------------------------------------------------------------
Assets
Current assets
   Cash and cash equivalents                     $    833      $    814
   Accounts receivable - trade                        567           633
   Accounts and notes receivable - other              149           202
   Energy trading assets                              734           587
   Inventories                                         86           111
   Regulatory balancing accounts                       --           297
   Other                                               41           112
                                                  -------       -------
      Total current assets                          2,410         2,756
                                                  -------       -------

Regulatory assets                                     681           609
Nuclear decommissioning trusts                        433           399
Investments and other assets                        1,049           868
                                                  -------       -------
      Total investments and other assets            2,163         1,876
                                                  -------       -------

Property, plant and equipment                      12,108        12,040
   Less accumulated depreciation
   and amortization                                (6,168)       (5,921)
                                                  -------       -------
      Total property, plant and
      equipment - net                               5,940         6,119
                                                  -------       -------
      Total assets                               $ 10,513      $ 10,751
                                                  =======       =======


See notes to supplemental consolidated financial statements.



SEMPRA ENERGY
Supplemental Consolidated Balance Sheets

                                                   March 31,    December 31,
(Dollars in millions)                                1998           1997
                                                 (unaudited)
----------------------------------------------------------------------------
Liabilities
Current liabilities
  Short-term debt                                $    113      $    354
  Accounts payable - trade                            269           300
  Energy trading liabilities                          716           557
  Dividends and interest payable                      118           121
  Long-term debt due within one year                  125           270
  Regulatory balancing accounts - net                  21            --
  Other                                               558           604
                                                  -------       -------
      Total current liabilities                     1,920         2,206
                                                  -------       -------
Long-term debt
  Long-term debt                                    3,063         3,045
  Debt of Employee Stock Ownership Plan               130           130
                                                  -------       -------
      Total long-term debt                          3,193         3,175
                                                  -------       -------
Deferred credits and other liabilities
  Customer advances for construction                   69            72
  Post-retirement benefits other than pensions        242           248
  Deferred income taxes                               768           773
  Deferred investment tax credits                     154           123
  Deferred credits and other liabilities              984           916
                                                  -------       -------
      Total deferred credits and
        other liabilities                           2,217         2,132
                                                  -------       -------
Preferred stock of subsidiaries                       203           279
                                                  -------       -------
Commitments and contingent liabilities (Note 3)

Shareholders' Equity
Common stock                                        1,858         1,849
Retained earnings                                   1,169         1,157
Less deferred compensation relating to
  Employee Stock Ownership Plan                       (47)          (47)
                                                  -------       -------
      Total shareholders' equity                    2,980         2,959
                                                  -------       -------
      Total liabilities and shareholders'
        equity                                   $ 10,513      $ 10,751
                                                  =======       =======


See notes to supplemental consolidated financial statements.



SEMPRA ENERGY
Supplemental Statements of Consolidated Cash Flows
(unaudited)
                                                     Three Months Ended March 31
                                                     ---------------------------
(Dollars in millions)                                      1998        1997
-------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                             $     87     $     98
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities:
      Depreciation and decommissioning                        275          150
      Deferred income taxes and investment tax credits        (57)           4
      Application of balancing accounts to stranded costs     (86)          --
      Other - net                                             (38)         (17)
      Net changes in other working capital components         572          208
                                                         ---------    ---------
        Net cash provided by operating activities             753          443
                                                         ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Expenditures for Property, Plant and Equipment              (78)         (88)
  Contributions to decommissioning funds                       (5)          (6)
  Other - net                                                (111)          15
                                                         ---------    ---------
        Net cash used in investing activities                (194)         (79)
                                                         ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Sale of Common Stock                                          9            2
  Redemption of Common Stock                                   (1)         (84)
  Redemption of Preferred Stock                               (75)          --
  Issues of Long-Term Debt                                     76           --
  Payment on Long-Term Debt                                  (201)         (48)
  Decrease in Short-Term Debt                                (272)        (172)
  Dividends on Common Stock                                   (76)         (77)
                                                         ---------    ---------
Net cash used in financing activities                        (540)        (379)
                                                         ---------    ---------
Increase (Decrease) in Cash and Cash Equivalents               19          (15)
Cash and Cash Equivalents, January 1                          814          429
                                                         ---------    ---------
Cash and Cash Equivalents, March 31                      $    833     $    414
                                                         =========    =========


Supplemental Disclosure of Cash Flow Information
     Income tax payments (refunds)                       $      7     $    (37)
                                                         =========    =========
     Interest payments, net of amounts capitalized       $     59     $     48
                                                         =========    =========

Supplemental Schedule of NonCash Activities
     Real estate investments acquired                    $     --     $     75
     Cash paid                                                 --           --
                                                         ---------    ---------
     Liabilities assumed                                 $     --     $     75
                                                         =========    =========


See notes to supplemental consolidated financial statements.



SEMPRA ENERGY
FOR THE THREE MONTHS ENDED MARCH 31, 1998.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.  BUSINESS COMBINATION

On June 26, 1998 (pursuant to an October 1996 agreement) Enova Corporation (Enova) and Pacific Enterprises (PE) combined the two companies into a new company named Sempra Energy. As a result of the combination, (i) each outstanding share of common stock of Enova converts into one share of common stock of Sempra Energy,
(ii) each outstanding share of common stock of PE converts into
1.5038 shares of common stock of Sempra Energy and (iii) the preferred stock and preference stock of Enova's principal subsidiary, San Diego Gas & Electric Company (SDG&E); PE; and PE's principal subsidiary, Southern California Gas Company (SoCalGas) remain outstanding.

Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the period during which consummation occurred. These supplemental consolidated financial statements do not extend through the date of consummation of the business combination; however, they will become the historical consolidated financial statements of Sempra Energy and subsidiaries when financial statements covering the date of consummation of the business combination are issued.

The per-share data shown on the supplemental consolidated statements of income reflect the conversion of Enova common stock and of PE common stock into Sempra Energy common stock, as described above. The supplemental consolidated financial statements are presented as if the companies were combined during all periods included therein.

Financial statement presentation differences between Enova and PE have been adjusted in the financial statements. Pro forma adjustments for the periods presented were made to eliminate intercompany transactions between Enova and PE and to reflect the consolidation of certain subsidiaries, Sempra Energy Solutions, Sempra Energy Trading and two Mexican joint ventures, Distribuidora de Gas Natural de Mexicali and Distribuidora de Gas Natural de Chihuahua, that were previously accounted for by the equity method on the separate books of Enova and PE. The only significant intercompany adjustments were the eliminations of SoCalGas' sales of natural-gas transportation and storage to SDG&E. These sales amounted to $12 million and $11 million for the three-month periods ended March 31, 1998 and 1997, respectively. The net effects from the consolidation of the previously unconsolidated subsidiaries increased Sempra Energy's total revenues and other income by $53 million for the three months ended March 31, 1998 and total assets by $637 million at March 31, 1998 from the combined amounts that were separately reported in the Enova and PE financial statements. The elimination of intercompany sales (primarily the sales of natural-gas transportation and storage from SoCalGas to SDG&E) reduced total revenues and other income by $3 million and $11 million for the three months ended March 31, 1998 and 1997, respectively.

The results of operations for PE and Enova as reported as separate companies for the three months ended March 31 are as follows (in millions of dollars):

              Pacific Enterprises                   Enova
            ------------------------        -----------------------
                1998       1997                  1998       1997
                ----       ----                  ----       ----
Revenues and
  Other Income  $ 678      $ 803                 $ 616      $ 509
Net Income      $  39      $  49                 $  48      $  49

None of the future impacts resulting from combining the operations of Enova and PE, such as the estimated cost savings arising from the business combination, have been reflected in the financial statements. Transaction costs (including fees for financial advisors, attorneys, consultants, filings and printing) have been charged to operating and maintenance expense as incurred in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations." These amounted to $1 million and $3 million for the three-month periods ended March 31, 1998 and 1997, respectively. An additional $23 million is expected to be incurred subsequent to March 31, 1998.

Additional information on the business combination is discussed in "Management's Discussion and Analysis of Financial Condition and
Results of Operations."

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying supplemental consolidated financial statements have been prepared in accordance with the interim-period reporting requirements of Form 10-Q. The financial statements presented herein represent the consolidated statements of Sempra Energy and its subsidiaries. Unless otherwise indicated, the "Notes to Supplemental Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein pertain to Sempra Energy as a consolidated entity.

Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the period during which consummation occurred. These supplemental consolidated financial statements do not extend through the date of consummation of the business combination; however, they will become the historical consolidated financial statements of Sempra Energy and subsidiaries when financial statements covering the date of consummation of the business combination are issued.

Results of operations for interim periods are not necessarily indicative of results for the entire year. In order to match revenues and costs for interim reporting purposes, certain Sempra Energy subsidiaries defer revenues related to costs which are expected to be incurred later in the year. Sempra Energy believes that all adjustments necessary to present a fair statement of the consolidated financial position and results of operations for the periods covered by this report, consisting of recurring accruals, have been made. These adjustments are of a normal recurring nature. Certain changes in account classification have been made in the financial statements pertaining to March 31, 1997 to conform to the 1998 financial statement presentation.

Significant accounting policies, including those of the subsidiaries, are described in the notes to supplemental consolidated financial statements contained elsewhere in this Current Report on Form 8-K. The same accounting policies are followed for interim reporting purposes.

This quarterly report should be read in conjunction with Sempra
Energy's annual supplemental consolidated financial statements and notes thereto, and the annual "Management's Discussion & Analysis of Financial Condition and Results of Operations" contained elsewhere in this Current Report on Form 8-K.

3.  MATERIAL CONTINGENCIES

INDUSTRY RESTRUCTURING -- CALIFORNIA PUBLIC UTILITIES COMMISSION

In September 1996 the state of California enacted a law restructuring California's electric utility industry (AB 1890). The legislation adopts the December 1995 California Public Utilities
Commission (CPUC) policy decision that restructures the industry to stimulate competition and reduce rates.

Beginning on March 31, 1998 customers were given the opportunity to choose to continue to purchase their electricity from the local utility under regulated tariffs, to enter into contracts with other energy service providers (i.e., private generators, brokers, etc.) or buy their power from the independent Power Exchange (PX) that serves as a wholesale power pool allowing all energy producers to participate competitively. The PX obtains its power from qualifying facilities, nuclear units and, lastly, from the lowest-bidding suppliers. The California investor-owned electric utilities (IOUs) are obligated to bid their power supply, including electric generation and purchased-power contracts, into the PX. An Independent System Operation (ISO) schedules power transactions and access to the transmission system. The local utility continues to provide distribution service regardless of which source the customer chooses.

As discussed in Note 13 in the notes to supplemental consolidated financial statements contained elsewhere in this Current Report on Form 8-K, the IOUs have been given a reasonable opportunity to recover their stranded costs via a competition transition charge
(CTC) to customers through December 31, 2001. SDG&E has identified that its estimated transition costs total $2 billion (net present value in 1998 dollars). Through March 31, 1998 SDG&E has recovered transition costs of $0.3 billion for nuclear generation, $0.1 billion for non-nuclear generation and $0.1 billion for purchased-power contracts. Additionally, overcollections of $0.1 billion recorded in the Energy Cost Adjustment Clause and Electric Revenue Adjustment Mechanism balancing accounts at December 31, 1997 have been applied to transition cost recovery, leaving approximately $1.4 billion for future CTC recovery. Included therein is $0.4 billion for post-2001 purchased-power contract payments that may be recovered after 2001, subject to an annual reasonableness review. During the 1998-2001 period, recovery of transition costs is limited by the rate cap (discussed below). Generation plant additions made after December 20, 1995 are not eligible for transition cost recovery. Instead, each utility must file a separate application seeking a reasonableness review thereof. The CPUC has approved an agreement between SDG&E and the CPUC's Office of Ratepayer Advocates for the recovery of $13.6 million of SDG&E's $14.5 million in 1996 capital additions for the Encina and South Bay power plants.

In November 1997 SDG&E announced a plan to auction its power plants and other electric-generating assets. This plan includes the divestiture of SDG&E's fossil power plants and combustion turbines, its 20-percent interest in San Onofre Nuclear Generating Station (SONGS) and its portfolio of long-term purchased-power contracts. The power plants have a net book value as of March 31, 1998 of $700 million ($200 million for fossil and $500 million for SONGS). The proceeds from the auction will be applied directly to SDG&E's transition costs. SDG&E has proposed to the CPUC that the sale of its fossil plants be completed by the end of 1998. Management believes that the rates within the rate cap and the proceeds from the sale of electric-generating assets will be sufficient to recover all of SDG&E's approved transition costs by December 31, 2001, not including the post-2001 purchased-power contract payments that may be recovered after 2001 (see discussion above). However, if the proceeds from the sale of the power plants are less than expected or if generation costs, principally fuel costs, are greater than anticipated, SDG&E may be unable to recover all of its approved transition costs. This would result in a charge against earnings at the time it becomes probable that SDG&E will be unable to recover all of the transition costs.

California's electric restructuring law (AB 1890) required a 10-percent reduction of residential and small commercial customers' rates beginning in January 1998. AB 1890 provided for the issuance of rate-reduction bonds by an agency of the State of California to enable the IOUs to achieve this rate reduction. In December 1997 $658 million of rate-reduction bonds were issued on SDG&E's behalf at an average interest rate of 6.26 percent. These bonds are being repaid over 10 years by SDG&E's residential and small commercial customers via a charge on their electric bills. In 1997 SDG&E formed a subsidiary, SDG&E Funding LLC, to facilitate the issuance of the rate-reduction bonds. In exchange for the bond proceeds, SDG&E sold to SDG&E Funding LLC all of its rights to the revenue streams collected from customers. Consequently, the revenue streams are not the property of SDG&E nor are they available to satisfy any claims of SDG&E's creditors.

In June 1998 a coalition of consumer groups received verification that its electric restructuring ballot initiative received the needed signatures to qualify for the November 1998 California ballot. The initiative, among other things, could result in an additional 10-percent rate reduction, require that this rate reduction be achieved through the elimination or reduction of CTC payments and prohibit the collection of the charge on customer bills that would finance the rate reduction. In May 1998 a statewide coalition of California's investor-owned electric utilities and business groups filed a lawsuit with a California District Court of Appeals to block the initiative. SDG&E cannot predict the final outcome of the initiative. If the initiative were to be voted into law and upheld by the courts, the financial impact on Sempra Energy could be substantial.

AB 1890 includes a rate freeze for all customers. Until the earlier of March 31, 2002, or when transition cost recovery is complete, SDG&E's system average rate will be frozen at June 10, 1996 levels (9.64 cents per kilowatt-hour (kwh)), except for the impact of certain fuel cost changes and the 10-percent rate reduction described above. Beginning in 1998 rates were fixed at 9.43 cents per kwh, which includes the maximum permitted increase related to fuel cost increases and the mandatory rate reduction.

SDG&E and SoCalGas have been accounting for the economic effects of regulation on all of their utility operations in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation," as described in the notes to supplemental consolidated financial statements contained elsewhere in this Current Report on Form 8-K. SDG&E has ceased the application of SFAS No. 71 to its generation business, in accordance with the conclusion of the Financial Accounting Standards Board that the application of SFAS No. 71 should be discontinued when legislation is issued that determines that a portion of an entity's business will no longer be regulated. The discontinuance of SFAS No. 71 has not resulted in a write-off of SDG&E's generation assets, since the CPUC has approved the recovery of these assets by the distribution portion of its business, subject to the rate cap.

INDUSTRY RESTRUCTURING -- FEDERAL ENERGY REGULATORY COMMISSION

In October 1997 the FERC approved key elements of the California IOUs' restructuring proposal. This included the transfer by the IOUs of the operational control of their transmission facilities to the ISO, which is under FERC jurisdiction. The FERC also approved the establishment of the California PX to operate as an independent wholesale power pool. The IOUs pay to the PX an up-front restructuring charge (in four annual installments) and an administrative-usage charge for each megawatt-hour of volume transacted. SDG&E's share of the restructuring charge is approximately $10 million, which is being recovered as a transition cost. The IOUs have jointly guaranteed $300 million of commercial loans to the ISO and PX for their development and initial start-up. SDG&E's share of the guarantee is $30 million.

QUASI-REORGANIZATION

In 1993 PE completed a strategic plan to refocus on its natural-gas utility and related businesses. The strategy included the divestiture of its merchandising operations and all of its oil and gas exploration and production business. In connection with the divestitures, PE effected a quasi-reorganization for financial reporting purposes effective December 31, 1992. Certain of the liabilities established in connection with discontinued operations and the quasi-reorganization will be resolved in future years. As of March 31, 1998 the provisions previously established for these matters are adequate.

NUCLEAR INSURANCE

SDG&E and the co-owners of the SONGS units have purchased primary insurance of $200 million, the maximum amount available, for public liability claims. An additional $8.7 billion of coverage is provided by secondary financial protection required by the Nuclear Regulatory Commission and provides for loss sharing among utilities owning nuclear reactors if a costly accident occurs. SDG&E could be assessed retrospective premium adjustments of up to $32 million in the event of a nuclear incident involving any of the licensed, commercial reactors in the United States, if the amount of the loss exceeds $200 million. In the event the public liability limit stated above is insufficient, the Price-Anderson Act provides for Congress to enact further revenue-raising measures to pay claims, which could include an additional assessment on all licensed reactor operators.

Insurance coverage is provided for up to $2.75 billion of property damage and decontamination liability. Coverage is also provided for the cost of replacement power, which includes indemnity payments for up to three years, after a waiting period of 17 weeks. Coverage is provided through mutual insurance companies owned by utilities with nuclear facilities. If losses at any of the nuclear facilities covered by the risk-sharing arrangements were to exceed the accumulated funds available from these insurance programs, SDG&E could be assessed retrospective premium adjustments of up to $6 million.






INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration
Statement Number 333-51309 of Sempra Energy on Form S-3 of our report dated June 26, 1998 on the supplemental consolidated financial statements, appearing in this Current Report on Form 8-K of Sempra Energy dated June 26, 1998.


/S/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
San Diego, California
June 26, 1998